UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                      Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DELPHI AUTOMOTIVE PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

2016 NOTICE OF MEETING AND PROXY STATEMENT

To our Shareholders:

I am pleased to invite you to Delphi Automotive PLC’s Annual General Meeting of Shareholders to be held on Thursday, April 28, 2016, at 9:00 a.m. local time, at the Four Seasons Hotel London at Park Lane. Our entire management team focuses every day on delivering value to our shareholders, and our company continues to be well positioned for profitable growth. I could not be more optimistic about our future.

The following Notice of Annual General Meeting of Shareholders and Proxy Statement describes the business to be conducted at the annual meeting. You can find financial and other information about Delphi in the accompanying Form 10-K for the fiscal year ended December 31, 2015. These materials are also available on Delphi’s website, delphi.com.

Your vote is very important to Delphi. Prior to the meeting, I encourage you to sign and return your proxy card or use telephone or Internet voting so that your shares will be represented and voted at the meeting.

Thank you for your continued support. We look forward to seeing you on April 28, 2016.

Sincerely,

Kevin P. Clark

President and Chief Executive Officer

2016 NOTICE OF MEETING AND PROXY STATEMENT

Notice of Annual General Meeting of Shareholders

Thursday, April 28, 2016 9:00 a.m. local time	Four Seasons Hotel London at Park Lane Hamilton Place Park Lane London England W1J 7DR	Record Date The close of business February 26, 2016

Purpose of Meeting

Presenting the Company’s accounts for the fiscal year ended December 31, 2015, together with the auditors’ reports on those accounts, to the shareholders at the Annual Meeting and passing the following resolutions, and to transact such other business as may properly come before the Annual Meeting. Resolutions 1 to 14 will be proposed as ordinary resolutions, and Resolution 15 will be proposed as an advisory, non-binding resolution:

•	Ordinary Resolutions

Election of Directors

1)	THAT Joseph S. Cantie be re-elected as a director of the Company.
2)	THAT Kevin P. Clark be re-elected as a director of the Company.
3)	THAT Gary L. Cowger be re-elected as a director of the Company.
4)	THAT Nicholas M. Donofrio be re-elected as a director of the Company.
5)	THAT Mark P. Frissora be re-elected as a director of the Company.
6)	THAT Rajiv L. Gupta be re-elected as a director of the Company.
7)	THAT J. Randall MacDonald be re-elected as a director of the Company.
8)	THAT Sean O. Mahoney be re-elected as a director of the Company.
9)	THAT Timothy M. Manganello be re-elected as a director of the Company.
10)	THAT Bethany J. Mayer be re-elected as a director of the Company.
11)	THAT Thomas W. Sidlik be re-elected as a director of the Company.
12)	THAT Bernd Wiedemann be re-elected as a director of the Company.
13)	THAT Lawrence A. Zimmerman be re-elected as a director of the Company.

Auditors

14)	THAT Ernst & Young LLP be re-appointed as the auditors of the Company from the conclusion of this meeting until the conclusion of the Annual Meeting of the Company to be held in 2017, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2016 be ratified and that the directors be authorized to determine the fees to be paid to the auditors.

•	Advisory, Non-Binding Resolution

Executive Compensation

15)	THAT the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.

•	Record Date

You are entitled to vote only if you were a shareholder of Delphi Automotive PLC at the close of business on February 26, 2016. Holders of ordinary shares of Delphi are entitled to one vote for each share held of record on the record date.

DELPHI AUTOMOTIVE PLC    1

2016 NOTICE OF MEETING AND PROXY STATEMENT

Notice of Annual General Meeting of Shareholders (continued)

•	Attendance at the Annual Meeting

We hope you will be able to attend the Annual Meeting in person. If you expect to attend, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

•	Where to Find More Information about the Resolutions and Proxies

Further information regarding the business to be conducted and the resolutions is set out in the proxy statement (the “Proxy Statement”) and other proxy materials, which can be accessed by following the instructions on the Notice of Internet Availability that accompanies this Notice.

You are entitled to appoint one or more proxies to attend the Annual Meeting and vote on your behalf. Your proxy does not need to be a shareholder of the Company. Instructions on how to appoint a proxy are set out in the Proxy Statement and on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Sherbin

Senior Vice President, General Counsel,

Secretary and Chief Compliance Officer

PLEASE NOTE THAT YOU WILL NEED PROOF THAT YOU OWN DELPHI SHARES AS OF THE RECORD DATE TO BE ADMITTED TO THE ANNUAL MEETING

Record shareholder:    If your shares are registered directly in your name, please bring proof of such ownership.

Shares held in street name by a broker or a bank:    If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of ownership to the meeting together with a proxy issued in your name if you intend to vote in person at the Annual Meeting.

This Notice of Annual Meeting and the Proxy Statement are being distributed or made available on or about March 9, 2016.

2    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

DELPHI AUTOMOTIVE PLC    3

2016 NOTICE OF MEETING AND PROXY STATEMENT

Table of Contents (continued)

4    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

DELPHI AUTOMOTIVE PLC

2016 Proxy Statement — Summary

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF SHAREHOLDERS

Date: April 28, 2016

Time: 9:00 a.m. local time

Location: Four Seasons Hotel London at Park Lane, Hamilton Place, Park Lane London, England W1J 7DR

Record Date: February 26, 2016

GENERAL INFORMATION

Stock Symbol: DLPH

Exchange: NYSE

Ordinary Shares Outstanding (as of the record date): 276 million shares

Registrar & Transfer Agent: Computershare Investor Services

Principal Executive Offices: Courteney Road, Hoath Way, Gillingham, Kent ME8 0RU United Kingdom

Corporate Website: delphi.com

Investor Relations Website: investor.delphi.com

CORPORATE GOVERNANCE

Director Nominees: 13

Joseph S. Cantie (Independent)

Kevin P. Clark (Management)

Gary L. Cowger (Independent)

Nicholas M. Donofrio (Independent)

Mark P. Frissora (Independent)

Rajiv L. Gupta (Independent)

J. Randall MacDonald (Independent)

Sean O. Mahoney (Independent)

Timothy M. Manganello (Independent)

Bethany J. Mayer (Independent)

Thomas W. Sidlik (Independent)

Bernd Wiedemann (Independent)

Lawrence A. Zimmerman (Independent)

Director Term: One year

Board Meetings in 2015: 12

Standing Board Committees’ Meetings in 2015:

Audit (5), Compensation and Human Resources (6), Finance (7), Innovation and Technology (3), Nominating and Governance (7)

NAMED EXECUTIVE OFFICERS

•	Kevin P. Clark
•	Mark J. Murphy (stepped down from his position effective February 29, 2016)
•	Majdi B. Abulaban
•	Liam Butterworth
•	Jugal K. Vijayvargiya
•	Rodney O’Neal (retired from the Company on March 1, 2015)

Stock Ownership Guidelines: Yes (p. 27)

Clawback Policy: Yes (p. 27)

Restrictive Covenants for Executives: Yes (p. 28)

No Tax Gross-Ups: Yes (p. 28)

No Hedging/No Pledging: Yes (p. 28)

OTHER ITEMS TO BE VOTED ON

Appointment of and Payment to Auditors

(Ernst & Young LLP) (p. 43)

Advisory Vote to Approve Executive Compensation (p. 43)

DELPHI AUTOMOTIVE PLC    5

2016 NOTICE OF MEETING AND PROXY STATEMENT

Election of Directors

(Resolutions 1 to 13)

All of our current directors are nominated for one-year terms expiring in 2017.

The Board has nominated Mr. Cantie and Ms. Mayer for election as directors. Mr. Cantie joined the Board on June 1, 2015 and Ms. Mayer joined the Board on October 1, 2015. In recruiting Mr. Cantie and Ms. Mayer, the Nominating and Governance Committee retained a search firm to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services. The recruiting process typically involves either the search firm or a member of the Nominating and Governance Committee contacting a prospect to gauge his or her interest and availability. A candidate will then meet with several members of the Board. At the same time, the Nominating and Governance Committee and the search firm will contact references for the candidate. A background check is completed before a final recommendation is made to the Board to appoint a candidate to the Board.

The Board has been informed that each nominee is willing to continue to serve as a director. If a director does not receive a majority of the vote for his or her election, then that director will not be elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. Each member of our Board, other than Messrs. Cantie, Clark, Manganello and Ms. Mayer, was a member of Delphi Automotive LLP’s Board of Managers immediately prior to the Company’s initial public offering in 2011, and information below as to each member’s tenure on our Board also reflects their tenure on Delphi Automotive LLP’s Board.

The Board believes that the combination of the various qualifications, skills, and breadth and depth of experiences of the director nominees contributes to an effective and well-functioning Board. The Board and the Nominating and Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Included in each director nominee’s biography below is an assessment of each member’s specific qualifications, attributes, skills and experience.

Joseph S. Cantie

He is the former Executive Vice President and Chief Financial Officer of ZF TRW, a division of ZF Friedrichshafen AG (“ZF”), a global automotive supplier, a position he held from May 2015 until January 2016. He served in these same roles for TRW Automotive Holdings Corp., which was acquired by ZF in May 2015, since 2003. Prior to that time, he held other executive positions at TRW Inc., which he joined in 1999. From 1996-1999, Mr. Cantie served in several executive positions with LucasVarity Plc, including serving as Vice President and Controller. Prior to joining LucasVarity, Mr. Cantie spent 10 years with KPMG. Mr. Cantie is a certified public accountant and holds a bachelor of science degree from the State University of New York at Buffalo.

Director since: June 2015

Qualifications: As a seasoned financial executive, with extensive automotive supply and global public company experience, Mr. Cantie provides the Board significant enterprise risk management, financial and industry expertise.

Other Directorships: TopBuild Corp.

Age: 52

6    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

Election of Directors (continued)

Kevin P. Clark

In March 2015, Mr. Clark became Delphi’s President and Chief Executive Officer. In 2014, Mr. Clark was appointed Chief Operating Officer responsible for Delphi’s business divisions, as well as the Global Supply Management function. Mr. Clark joined Delphi in 2010 as Chief Financial Officer, responsible for all financial activities including strategic planning, corporate development, financial planning and analysis, treasury, accounting, and tax. Before coming to Delphi, he was a founding partner of Liberty Lane Partners, LLC, a private equity investment firm focused on investing in and building and improving middle-market companies. Prior to that, Mr. Clark served as Chief Financial Officer of Fisher-Scientific International Inc., a manufacturer, distributor and service provider to the global healthcare market, from the company’s initial public offering in 2001 through the completion of its merger with Thermo Electron Corporation in 2006. He also held a number of senior management positions at Fisher-Scientific. Mr. Clark began his career in the financial organization of Chrysler Corporation. He has both a bachelor’s degree in financial administration and a master’s degree in finance from Michigan State University.

Director since: March 2015

Qualifications: Mr. Clark is a strong leader with extensive experience across multiple industries, significant financial expertise and demonstrated success in creating and implementing Delphi’s business strategy.

Other Directorships: None

Age: 53

Gary L. Cowger

He retired as Group Vice President of Global Manufacturing and Labor Relations for General Motors in 2009, a position he held since 2005. He is currently the Chairman and CEO of GLC Ventures, LLC, a consulting firm. Mr. Cowger began his career with GM in 1965 and held a range of senior leadership positions in business and operations in several countries, including President of GM North America, Chairman and Managing Director, Opel, AG and President of GM de Mexico. Mr. Cowger earned a bachelor of science degree from Kettering University and a master of science degree from the Massachusetts Institute of Technology.

Director since: November 2009

Qualifications: Through his extensive experience in the automotive industry across global markets, Mr. Cowger provides industry and operational expertise and strengthens the Board’s global perspective.

Other Directorships: Titan International, Inc. and Tecumseh Products Company (2013-2015)

Age: 68

Nicholas M. Donofrio

He retired as Executive Vice President, Innovation & Technology at IBM in 2008. Mr. Donofrio began his career at IBM in 1964, and worked there for more than 40 years in various positions of increasing responsibility, including Division Director; Divisional Vice President for Advanced Workstations; General Manager, Large Scale Computing Division; and Senior Vice President, Technology & Manufacturing. Mr. Donofrio earned a bachelor of science degree from Rensselaer Polytechnic Institute and holds a master’s degree from Syracuse University.

Director since: December 2009

Qualifications: Mr. Donofrio brings to the Board executive management skills and significant technological expertise, providing us with valuable insight regarding technology and innovation strategies.

Other Directorships: Advanced Micro Devices, Inc. and Bank of New York Mellon Corporation

Age: 70

DELPHI AUTOMOTIVE PLC    7

2016 NOTICE OF MEETING AND PROXY STATEMENT

Election of Directors (continued)

Mark P. Frissora

In July 2015, he became the President and Chief Executive Officer of Caesars Entertainment Corporation, a casino entertainment company. He joined Caesars in February 2015 as CEO Designate and a member of their Board of Directors. He previously served as the Chairman and CEO of Hertz Global Holdings, Inc. from 2006 to 2014. Prior to joining Hertz, Mr. Frissora served as Chairman and CEO of Tenneco, Inc. from 2000 to 2006. Mr. Frissora previously served for five years as a Vice President at Aeroquip-Vickers Corporation. From 1987 to 1991, he held various management positions at Philips N.V., including Director of Marketing and Director of Sales. Prior to Philips, he worked for ten years at General Electric Co. in brand management, marketing and sales. Mr. Frissora holds a bachelor’s degree from The Ohio State University and has completed advanced studies at both Babson College and the Thunderbird International School of Management.

Director since: December 2009

Qualifications: Mr. Frissora contributes expertise in automotive operations, product development, marketing and sales. As the CEO of a global public company, Mr. Frissora also contributes talent development and strategic and financial management skills.

Other Directorships: Caesars Entertainment Corporation, Walgreens Boots Alliance, Inc. (2009-2015) and Hertz Global Holdings, Inc. (2006-2014)

Age: 60

Rajiv L. Gupta

He is former Chairman and CEO of Rohm and Haas Company, a worldwide producer of specialty materials, a position he held from 1999 to 2009. Mr. Gupta began his career at Rohm and Haas in 1971 and served in a broad range of global operations and financial leadership roles. Mr. Gupta received a bachelor of science degree in Mechanical Engineering from the Indian Institute of Technology, a master of science degree in Operations Research from Cornell University and an MBA in Finance from Drexel University.

Director since: November 2009

Qualifications: Mr. Gupta’s professional experience, including as Chairman and CEO of a global public company and other board assignments, enable him to contribute his expertise in corporate leadership, strategic analysis, operations and executive compensation matters.

Other Directorships: HP Inc. (formerly Hewlett Packard), Tyco International Ltd. and The Vanguard Group, Inc.

Age: 70

J. Randall MacDonald

He retired from IBM, where he served as the Senior Vice President, Human Resources from 2000 to 2013. From 1983 to 2000, prior to joining IBM, Mr. MacDonald held a variety of senior positions at GTE, including Executive Vice President, Human Resources and Administration. He also has held senior human resources leadership assignments at Ingersoll-Rand Company, Inc. and Sterling Drug. He earned both undergraduate and graduate degrees from St. Francis University.

Director since: November 2009

Qualifications: Through Mr. MacDonald’s many years of senior leadership in the field, he is able to provide expertise in global human resources management, compensation practices, leadership assessment and talent development and general management.

Other Directorships: Time Inc.

Age: 67

8    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

Election of Directors (continued)

Sean O. Mahoney

He is a private investor with over two decades of experience in investment banking and finance. Mr. Mahoney spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities, where he served as Vice Chairman, Global Banking. During his banking career, Mr. Mahoney acted as an advisor to companies across a broad range of industries and product areas. He earned his undergraduate degree from the University of Chicago and his graduate degree from Oxford University, where he was a Rhodes Scholar.

Director since: November 2009

Qualifications: Through his experience in investment banking and finance and proven investment acumen, Mr. Mahoney provides the Board with expertise in financial and business strategy, capital markets, financing, and mergers and acquisitions.

Other Directorships: Alcoa Inc., Cooper-Standard Holdings, Inc., Formula One Holdings and Post-bankruptcy Board of Lehman Brothers Holdings Inc.

Age: 53

Timothy M. Manganello

He retired as Chief Executive Officer of BorgWarner Inc., a global automotive supplier, in 2012, and retired as Executive Chairman of the Board of BorgWarner in 2013. He served in these roles since 2003 and had also served as President and Chief Operating Officer, among other executive roles. He joined the company in 1989. Mr. Manganello also served as the Chairman of the Chicago Federal Reserve Bank, Detroit branch, from 2007 to 2011. He earned both undergraduate and graduate engineering degrees from the University of Michigan.

Director since: March 2015

Qualifications: As the retired Chairman and CEO of an automotive supply company and global public company, Mr. Manganello offers the Board valuable experience in automotive operations, international sales, operations and engineering, as well as strategic and financial management skills.

Other Directorships: Bemis Company, Inc., BorgWarner Inc. (2002-2013) and Zep Inc. (2011-2015)

Age: 66

Bethany J. Mayer

She is currently the President and Chief Executive Officer and a director of Ixia, a position she has held since September 2014. Ixia provides application performance and security resilience solutions to validate, secure and optimize businesses’ physical and virtual networks. From 2014 until 2014, she served as Senior Vice President and General Manager of the Network Functions Virtualization business of Hewlett-Packard Company. From 2011 until 2014, Ms. Mayer served as Senior Vice President and General Manager of HP’s Networking Business unit. From 2010 until 2011, Ms. Mayer was Vice President, Marketing and Alliances for HP’s Enterprise Servers, Storage and Networking Group. Prior to joining HP, Ms. Mayer served from 2007 until 2010 as Senior Vice President of Worldwide Marketing and Corporate Development at Bluecoat Systems, Inc. Ms. Mayer has a bachelor of science degree in political science from Santa Clara University and an MBA from California State University, Monterey Bay.

Director since: October 2015

Qualifications: In addition to her extensive operational experience, Ms. Mayer offers significant technical expertise to the Board as Delphi continues to focus on vehicle connectivity and automotive software.

Other Directorships: Ixia

Age: 54

DELPHI AUTOMOTIVE PLC    9

2016 NOTICE OF MEETING AND PROXY STATEMENT

Election of Directors (continued)

Thomas W. Sidlik

He retired from the DaimlerChrysler AG Board of Management in Germany in 2007 after a 34 year career in the automotive industry. He previously served as Chairman and CEO of Chrysler Financial Corporation, Chairman of the Michigan Minority Business Development Council and Vice-Chairman of the National Minority Supplier Development Council. He received a bachelor of science degree from New York University and an MBA from the University of Chicago.

Director since: December 2009

Qualifications: Mr. Sidlik’s experience on the board of a global automaker provides the Board with significant industry, management, purchasing and strategic expertise, as well as his comprehensive understanding of the issues of diversity in the corporate environment.

Other Directorships: Cooper-Standard Holdings Inc.

Age: 66

Bernd Wiedemann

He is Senior Advisor at IAV GmbH, a leading provider of engineering services to the automotive industry based in Germany. Mr. Wiedemann joined IAV after retiring from Volkswagen AG and is former Chief Executive Officer, Volkswagen Commercial Vehicles and Truck Division in Wolfsburg, Germany. A 37-year employee of Volkswagen, Mr. Wiedemann held senior executive positions including Executive Vice President, Volkswagen, South America (1994-1995); Executive Vice President, Autolatina (1992-1994) and Director, Passenger Car and Commercial Vehicle Development (1989-1992). Mr. Wiedemann received a master’s degree from the Hannover Technical University, a doctorate from Brandenburg Technical University and is a professor at the Berlin Institute of Technology.

Director since: April 2010

Qualifications: Mr. Wiedemann’s extensive engineering expertise and his global OEM management experience enable him to provide engineering, product development, industry and leadership expertise to the Board.

Other Directorships: None

Age: 73

Lawrence A. Zimmerman

He is the former Vice Chairman and Chief Financial Officer of Xerox Corporation, a position he held from 2002 until 2011. He joined Xerox as CFO in 2002 after retiring from IBM. A 31-year employee of IBM, Mr. Zimmerman held senior executive positions, including Vice President of Finance for IBM’s Europe, Middle East and Africa operations, and Corporate Controller. Mr. Zimmerman received a bachelor of science degree in finance from New York University and an MBA from Adelphi University.

Director since: November 2009

Qualifications: Mr. Zimmerman brings to the Board significant experience leading the finance organization of a large global company, and contributes financial, risk management and strategy expertise.

Other Directorships: Flextronics International Ltd., Brunswick Corporation (2006-2015), Computer Sciences Corporation (2012-2014), and Stanley Black & Decker, Inc. (2005-2011)

Age: 73

The Board of Directors recommends a vote “FOR” each of the 13 director nominees named above. If you complete the enclosed proxy card, unless you direct to the contrary on that card, the shares represented by that proxy will be voted FOR the election of all 13 nominees.

10    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

BOARD PRACTICES

In order to help our shareholders better understand our Board practices, we are including the following description of current practices. The Nominating and Governance Committee periodically reviews these practices.

Size of the Board

The Board currently consists of the 13 directors named above. Our Memorandum and Articles of Association provides that our Board must consist of a minimum of 2 directors. The exact number of directors will be determined from time to time by our full Board.

Leadership Structure

The Board believes it is important to retain flexibility to allocate the responsibilities of the offices of the Chairman and CEO in a manner that is in the best interests of the Company. Currently, the Board believes it is in the best interests of the Company to separate the positions of CEO and Chairman and to have an independent Non-Executive Chairman. Rajiv L. Gupta was elected to this role on March 1, 2015. The Board believes this leadership structure affords the Company an effective combination of internal and external experience, continuity and independence, which will serve the Board and the Company well.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. Mr. Clark, our President and Chief Executive Officer, is the only non-independent director. The current non-employee directors of the Company are Joseph S. Cantie, Gary L. Cowger, Nicholas M. Donofrio, Mark P. Frissora, Rajiv L. Gupta, J. Randall MacDonald, Sean O. Mahoney, Timothy M. Manganello, Bethany J. Mayer, Thomas W. Sidlik, Bernd Wiedemann and Lawrence A. Zimmerman. The Board has determined that all of its non-employee directors meet the requirements for independence under the New York Stock Exchange (“NYSE”) listing standards. Furthermore, the Board limits membership on the Audit, Compensation and Human Resources, and Nominating and Governance Committees to independent directors.

Audit Committee Financial Expert

The Board has determined that all of the members of the Audit Committee are financially literate and meet the independence rules required for Audit Committee members by the Securities and Exchange Commission (“SEC”). Messrs. Zimmerman, Cantie and Mahoney meet the qualifications of audit committee financial experts, as defined under the Securities Exchange Act of 1934, as amended.

Evaluation of Board Performance

The Nominating and Governance Committee coordinates an annual evaluation process by which the directors evaluate the Board’s and its Committees’ performance and procedures. This self-evaluation leads to a full Board discussion of the results. Each Committee of the Board also conducts an annual evaluation of its performance and procedures.

Director Retirement

Our Corporate Governance Guidelines provide that the retirement age for directors is 75, unless waived by the Board. No director who is or would be over 75 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for a specific director. Once granted, such waiver must be renewed annually.

Our Corporate Governance Guidelines also provide that non-employee directors who significantly change their primary employment during their tenure as Board members must offer to tender their resignation to the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate the continued appropriateness of Board membership under the new circumstances and make a recommendation to the Board as to any action to be taken with respect to such offer.

Nomination of Directors

The Nominating and Governance Committee recommends individuals for membership on the Board. The Nominating and Governance Committee considers a candidate’s qualities and expertise, performance, personal characteristics, diversity (inclusive of age, gender, race and ethnicity) and professional responsibilities, and also reviews the composition of the Board relative to the long-term business strategy and the challenges and needs of the Board at that time. The Board as a whole is constituted to be strong in its collective knowledge and diversity of accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

DELPHI AUTOMOTIVE PLC    11

2016 NOTICE OF MEETING AND PROXY STATEMENT

Board Practices (continued)

The culture of the Board enables the Board to operate quickly and effectively in making key decisions. Board meetings are conducted in an environment of trust, confidentiality, open dialogue, mutual respect and constructive commentary.

The Nominating and Governance Committee views diversity in its broadest sense, which includes age, education, ethnicity, experience, gender, leadership qualities and race. The Nominating and Governance Committee will use the same selection process and criteria for evaluating all nominees, regardless of who submits the nominee for consideration.

In accordance with procedures set forth in our Memorandum and Articles of Association, shareholders holding at least ten percent of the ordinary shares outstanding and who have the right to vote at general meetings of the Company may propose, and the Nominating and Governance Committee will consider, nominees for election to the Board at the next annual meeting by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on March 8, 2017, and no earlier than November 28, 2016. The notice periods may change in accordance with the procedures set out in our Memorandum and Articles of Association. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials as the Nominating and Governance Committee may request.

Executive Sessions

Independent directors meet in executive session each Board meeting, without the CEO or any other employees in attendance. The Chairman presides over each executive session of the Board. Each Committee also convenes an executive session at which Committee members meet without the CEO or any other employees in attendance.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company both as a full Board and through its Committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter. While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board is responsible for monitoring management’s actions and decisions. The Board, as apprised by the Audit Committee, determines that appropriate risk management and mitigation procedures are in place and that senior management takes the appropriate steps to manage all major risks.

Stock Ownership Guidelines

The Board believes that each director should hold a meaningful equity position in the Company and has established equity holding requirements for our non-employee directors. The holding requirement for each non-employee director is five times the value of his or her designated annual cash retainer (at least $500,000, based upon the current cash retainer). Each new director will have up to five full years from his or her date of appointment to fulfill this holding requirement. All current non-employee directors, other than Mr. Cantie and Ms. Mayer, both of whom joined the Board in 2015, hold in excess of this minimum shareholding requirement.

Governance Principles

The Board adopted a formal statement of Corporate Governance Guidelines, which sets forth the corporate governance practices for Delphi. The Corporate Governance Guidelines are available on our website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

Code of Ethical Business Conduct

Delphi adopted a Code of Ethical Business Conduct, which applies to all employees and directors, including the principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethical Business Conduct is available on Delphi’s website at delphi.com by clicking on the tab “Responsibility” and then the heading “Code of Ethics.” Copies of our Code of Ethical Business Conduct are also available to any shareholder who submits a request to the Corporate Secretary at Delphi Automotive PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K by posting on our website any amendments to, or waivers from, a provision of our Code of Ethical Business Conduct that applies to our directors or officers.

Communications with the Board of Directors

Anyone who wishes to communicate with the Board or any individual member of the Board (or independent directors as a group) may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at Delphi Automotive PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098. All correspondence, other than items such as junk mail that are unrelated to a director’s duties and responsibilities, will be forwarded to the appropriate director or directors.

12    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

Board Practices (continued)

BOARD AND COMMITTEE MEETINGS

During 2015, the Board held 12 in-person or telephonic regular meetings. All of our directors attended at least 75% of the Board and Committee meetings on which the director sits. In addition, all directors are expected to attend annual meetings of shareholders. In 2015, all directors were in attendance at the Annual Meeting.

DELPHI AUTOMOTIVE PLC    13

2016 NOTICE OF MEETING AND PROXY STATEMENT

BOARD COMMITTEES

Our Board has five committees, as described below: Audit; Compensation and Human Resources; Finance; Innovation and Technology; and Nominating and Governance. Committee charters are available on Delphi’s website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.” Committee membership for 2015 is set forth below:

Committee	Members	Primary Responsibilities	Number of 2015 Meetings
Audit

	Lawrence A. Zimmerman (Chairman) Joseph S. Cantie Gary L. Cowger Sean O. Mahoney Thomas W. Sidlik Bernd Wiedemann	Responsible for the engagement of the registered independent public accounting firm and the review of the scope of the audit to be undertaken by the registered independent public accounting firm. Responsible for oversight of the adequacy of our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. Responsible for oversight of the Company’s compliance programs and enterprise risk management program.	5
Compensation and Human Resources

	J. Randall MacDonald (Chairman) Rajiv L. Gupta Timothy M. Manganello	Responsible for the oversight of the Company’s compensation philosophy and reviews and approves executive compensation for executive officers (including cash compensation, equity incentives and benefits).	6
Finance

	Lawrence A. Zimmerman (Chairman) Joseph S. Cantie Nicholas M. Donofrio Mark P. Frissora Sean O. Mahoney	Responsible for oversight of corporate finance matters, including capital structure, financing transactions, acquisitions and divestitures, share repurchase and dividend programs, employee retirement plans, interest rate policies, commodity and currency hedging and the annual business plan, including review of capital expenditures and restructurings.	7
Innovation and Technology

	Nicholas M. Donofrio (Chairman) Gary L. Cowger Bethany J. Mayer Thomas W. Sidlik Bernd Wiedemann	Responsible for assisting the Board in its oversight responsibilities relating to research and development, assessing engineering competency, technological innovation and strategy.	3
Nominating and Governance

	Rajiv L. Gupta (Chairman) Mark P. Frissora J. Randall MacDonald Timothy M. Manganello	Responsible for reviewing and recommending to the Board policies and procedures relating to director and board committee nominations and corporate governance policies, conducting director searches and has responsibility for the oversight of the Company’s environmental, health and safety management programs.	7

For 2016, Mr. Manganello has joined the Innovation and Technology Committee and Ms. Mayer has joined the Compensation and Human Resources Committee.

14    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

DIRECTOR COMPENSATION

Board Compensation

Our directors (other than Mr. Clark and Mr. O’Neal, prior to his retirement from the Company, who are compensated as officers of the Company and do not receive additional compensation for services as members of the Board) received the following annual compensation, which is paid in cash and time-based restricted stock units (“RSUs”). Each director may elect, on an annual basis, to receive 60%, 80% or 100% of his or her compensation in RSUs, with the remainder paid in cash. The Chairman of the Board receives $500,000 annually, and all other directors receive $250,000 annually. In 2015, chairs of our board committees received the following additional annual compensation:

Committee	Additional Annual Compensation
Audit Committee	$25,000
Compensation and Human Resources Committee	20,000
Finance Committee	15,000
Innovation and Technology Committee	10,000
Nominating and Governance Committee(1)	10,000

(1)	The Chairman of the Nominating and Governance Committee is also the Chairman of the Board. As he receives compensation for his position as Chairman of the Board, he does not receive an additional fee for his service as the committee Chairman.

An annual grant of RSUs is made on the day of the Annual Meeting and vests on the day before the next Annual Meeting. Cash compensation is paid at the end of each fiscal quarter. Any director who joins the Board, other than in connection with the Annual Meeting, will receive prorated cash compensation and a prorated grant of RSUs, based on the date the director joins the Board. These RSUs vest on the day before the next Annual Meeting.

The table below shows 2015 cash and equity compensation for each member of the Board:

2015 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Joseph S. Cantie	$—	$249,241	$249,241
Gary L. Cowger	100,000	150,075	250,075
Nicholas M. Donofrio	104,000	156,064	260,064
Mark P. Frissora	100,000	150,075	250,075
Rajiv L. Gupta	200,000	300,066	500,066
J. Randall MacDonald	108,000	162,054	270,054
Sean O. Mahoney	100,000	150,075	250,075
Timothy M. Manganello	100,000	150,075	250,075
Bethany J. Mayer	50,000	88,276	138,276
Thomas W. Sidlik	100,000	150,075	250,075
Bernd Wiedemann	100,000	150,075	250,075
Lawrence A. Zimmerman	116,000	174,033	290,033

(1)	Reflects the grant date fair value of the equity awards granted to directors as of the date of grant, which was April 23, 2015 for all directors except Mr. Cantie and Ms. Mayer. Grant dates for Mr. Cantie and Ms. Mayer were June 23, 2015 and October 20, 2015, respectively. As of December 31, 2015, these awards were unvested; they vest in full on April 27, 2016. The values set forth in the table were determined in accordance with FASB ASC Topic 718. The grant date for accounting purposes is April 23, 2015 for all directors except Mr. Cantie and Ms. Mayer. Grant dates for Mr. Cantie and Ms. Mayer are June 23, 2015 and October 20, 2015, respectively. For assumptions used in determining the fair value of the awards, see Note 21. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The year-end RSU balances for our directors are:

Name	Unvested RSUs 12/31/2015
Joseph S. Cantie	2,815
Gary L. Cowger	1,804
Nicholas M. Donofrio	1,876
Mark P. Frissora	1,804
Rajiv L. Gupta	3,607
J. Randall MacDonald	1,948
Sean O. Mahoney	1,804
Timothy M. Manganello	1,804
Bethany J. Mayer	1,073
Thomas W. Sidlik	1,804
Bernd Wiedemann	1,804
Lawrence A. Zimmerman	2,092

DELPHI AUTOMOTIVE PLC    15

2016 NOTICE OF MEETING AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation and Human Resources Committee (the “Compensation Committee”), composed entirely of independent directors, is responsible to the Board for executive compensation at Delphi. The Compensation Committee, in consultation with management and its independent compensation consultant, oversees the Company’s compensation philosophy and reviews and approves compensation for executive officers (including cash compensation, equity incentives and benefits).

In this section, we describe and analyze: (1) the material components of our executive compensation programs for the “named executive officers”, or “NEOs”; (2) the compensation decisions the Compensation Committee has made under those programs; and (3) the key factors considered in making those decisions, including 2015 Company performance. For fiscal year 2015, the NEOs were:

•	Kevin P. Clark, our President and Chief Executive Officer (“CEO”) effective March 1, 2015, who also served as our Chief Operating Officer (“COO”) until March 1, 2015;
•	Mark J. Murphy, our Chief Financial Officer (“CFO”) and Executive Vice President, who stepped down from his position effective February 29, 2016;
•	Majdi B. Abulaban, our Senior Vice President and President, Electrical/Electronic Architecture and President, Asia Pacific;
•	Liam Butterworth, our Senior Vice President and President, Powertrain Systems; and
•	Jugal K. Vijayvargiya, our Senior Vice President and President, Electronics & Safety.

Rodney O’Neal, our former CEO, retired March 1, 2015 and served as an advisor to the Company through December 31, 2015; as such, he is also considered a NEO for fiscal year 2015. Within the Compensation Discussion and Analysis and related tables in this Proxy Statement, specific references are made to Mr. O’Neal with respect to his fiscal year 2015 compensation; otherwise, references to the CEO, the NEOs or the other NEOs exclude Mr. O’Neal.

Delphi’s executive compensation program is designed to attract, retain and motivate the leaders who drive the successful execution of our business strategies, which seek to balance achievement of targeted near-term results with building long-term shareholder value through sustained execution. Our focus on pay-for-performance and corporate governance aims to help ensure alignment with the interests of our shareholders, as highlighted below:

ALIGNMENT WITH SHAREHOLDERS

Pay-for-Performance	Status
We target executive compensation at our peer group median and deliver compensation above or below this level as determined by performance.	✓
89% of 2015 total target annual compensation for the CEO is performance-based and 73% is granted in equity, while 77% of 2015 total target annual compensation for the other NEOs is performance-based and 57% is granted in equity.	✓
We use a structured goal-setting process for performance incentives, with multiple levels of review.	✓
NEOs’ annual incentives are based on achievement of Corporate, Divisional and individual performance goals.	✓
75% of the NEOs’ long-term incentive compensation consists of performance-based restricted stock units (“RSUs”) which only deliver value if financial and relative total shareholder return goals are met. The value of the remaining 25% of the NEOs’ long-term incentive compensation is awarded in the form of time-based RSUs and fluctuates with Delphi’s share price.	✓
Performance-based RSUs granted in 2013 achieved performance at 176% of target for the 2013 through 2015 performance period. We believe these awards and this result demonstrate our commitment to pay-for-performance.	✓
We review and analyze our pay-for-performance alignment on an annual basis.	✓

16    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Corporate Governance	Status
We devote focused time to leadership development and succession efforts.		✓
We actively engage with our shareholders by conducting regular meetings with our major shareholders to discuss governance and executive compensation matters.		✓
Our Compensation Committee utilizes an independent compensation consultant.		✓
We disclose our performance metrics.		✓
We maintain share ownership guidelines for our NEOs and directors.		✓
The Compensation Committee is provided tally sheets to assess total compensation of our NEOs.		✓
We do not have compensation programs that encourage imprudent risk.		✓
We maintain clawback, anti-hedging and anti-pledging policies.		✓
Our equity grant practices, including burn rate and dilution, are prudent.		✓
We offer no gross-ups or tax assistance unique to our NEOs.		✓
We maintain a competitive severance practice with market appropriate post-employment provisions, as recommended by management and approved by the Compensation Committee.		✓
We do not have any individual change in control agreements and maintain “double-trigger” vesting provisions for equity awards upon a change in control.	✓

Leadership Transition Completed

As a part of a planned succession transition related to Mr. O’Neal’s retirement, Mr. Clark became CEO effective March 1, 2015, after previously having served as CFO, then COO. Mr. Murphy succeeded Mr. Clark as CFO and Executive Vice President in October 2014 when Mr. Clark became COO. Following his retirement, Mr. O’Neal served the Company as an advisor through December 31, 2015.

2015 Company Performance Highlights

Our achievements in 2015 included the following:

•	Achieved world-class employee health and safety performance through improvements in our Lost Work Day Case rate as we continue our pursuit to achieve zero safety incidents;
•	Generated gross business bookings of $26.2 billion, based upon expected volumes and pricing;
•	Generated $1.5 billion of net income and $1.7 billion of cash from continuing operations;
•	Executed $1.2 billion of share repurchases and $286 million in dividend payments;
•	Achieved top quartile performance as compared to our peer group in Total Shareholder Return and Return on Net Assets;
•	Strategically positioned the Company’s product portfolio in high-growth spaces to meet consumer preferences for products that address the industry mega-trends of Safe, Green and Connected;
•

Acquired HellermannTyton Group PLC (“HellermannTyton”), a leading global manufacturer of high-performance and innovative cable management solutions, which expanded our product offerings within the connected vehicle solutions market and further strengthened our leading position in the electrical architecture market, while also providing a platform to grow HellermannTyton’s adjacent industrial end markets, including aerospace, defense, alternative energy and mass transit;

•	Enhanced our leading active safety and automated driving capabilities through the acquisition of Ottomatika, Inc. and strategic investment in Quanergy Systems, Inc.;
•	Further increased our software and services capabilities through the acquisition of Control-Tec LLC and strategic investment in Tula Technology, Inc.;
•	Completed the divestitures of our wholly owned Thermal Systems business and our interest in a Korean joint venture;
•	Continued to maximize the flexibility and profitability of our global operational footprint; and
•	Enhanced talent and leadership development, succession planning and recruiting practices globally.

DELPHI AUTOMOTIVE PLC    17

2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Our strategic, operational and financial performance over time is reflected in our results and returns to shareholders. This performance is shown in the following financial metrics and total shareholder return charts. We have aligned our performance-based annual and long-term incentive plans for executives with these metrics:

Metric definitions:

Adjusted Net Income is defined as net income (loss) attributable to Delphi before income (loss) from discontinued operations, net of tax, restructuring, transaction and related costs associated with acquisitions, other acquisition and portfolio project costs (which includes costs incurred to integrate acquired businesses and to plan and execute product portfolio transformation actions, including business and product acquisitions and divestitures), asset impairments, gains (losses) on business divestitures, debt extinguishment costs, contingent consideration liability fair value adjustments and the net impact of significant deferred tax asset valuation allowance estimate changes.

Cash Flow Before Financing represents cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions and net proceeds from the divestiture of discontinued operations.

Adjusted Earnings Per Share (“EPS”) is defined as adjusted net income divided by the weighted number of diluted shares outstanding.

Return on Net Assets is defined as tax-affected adjusted operating income [net income before interest expense, other income (expense), net, equity income (loss), income (loss) from discontinued operations, restructuring, other acquisition and portfolio project costs (which includes costs incurred to integrate acquired businesses and to plan and execute product portfolio transformation actions, including business and product acquisitions and divestitures), asset impairments and gains (losses) on business divestitures], divided by average continuing operations net working capital plus average continuing operations net property, plant and equipment, measured each calendar year.

Please see Appendix A for a reconciliation of these numbers to U.S. GAAP financial measures.

18    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Total shareholder return (share price change inclusive of reinvestment of dividends) history:

Compensation Philosophy and Strategy

General Philosophy in Establishing and Making Pay Decisions. Our compensation programs reflect our pay-for-performance philosophy and encourage executives to make sound decisions that drive short- and long-term shareholder value creation. The Compensation Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:

•	Support Delphi’s overall business strategy and results as they relate to long-term shareholder value creation;
•	Reinforce a pay-for-performance culture by linking incentive compensation to defined short- and long-term performance goals;
•	Attract, retain and motivate key executives by providing competitive total compensation opportunities; and
•	Align executive and investor interests by establishing market- and investor-relevant metrics that drive shareholder value creation.

Our pay positioning goal for target total direct compensation (base salary, annual and long-term incentives) for our officers, including the NEOs, is to approximate the market median (50th percentile). Compensation for individual roles may be positioned higher or lower than the market median where we believe it is appropriate, considering multiple factors, such as each executive’s roles and responsibilities, the individual’s performance, labor market dynamics, the desired mix of cash and equity compensation, and the potential over time and experience the individual may have in his or her role with Delphi.

Peer Group Analysis. To attract, retain and motivate key executives, our goal is to provide total compensation opportunities at competitive market pay rates. We have created a compensation structure based on our compensation philoso-

phy, which approximates the median of our peer companies, but allows total compensation to vary above or below this level based on considerations such as job responsibilities, experience, and quantitative and qualitative company or individual performance factors.

We use a group of peer companies to compare NEO compensation to market. The Compensation Committee reviews and determines the composition of our peer group on an annual basis, considering input from its independent compensation consultant and management.

Delphi’s 2015 peer group included the following 15 companies, whose aggregate profile was comparable to Delphi in terms of size, industry, operating characteristics and competition for executive talent.

Autoliv, Inc.	Ingersoll-Rand plc
BorgWarner Inc.	Johnson Controls, Inc.
Cummins Inc.	Lear Corporation
Danaher Corporation	Parker-Hannifin Corporation
Eaton Corporation	TE Connectivity Ltd.
Emerson Electric Co.	Textron Inc.
Honeywell International Inc.	The Goodyear Tire & Rubber Company
Illinois Tool Works, Inc.

In 2015, an evaluation of the peer group was conducted and the Compensation Committee approved changes to the group, reducing the number of peer companies from 17 to 15. In addition to the comparability factors listed above, the additional criteria for considering peer group changes were: companies with a global presence and the businesses involved in the evolution of in-vehicle technology. This peer group will also be used for compensation decisions

DELPHI AUTOMOTIVE PLC    19

2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis (continued)

beginning in 2016. The following table summarizes the changes, and reasons for each:

Company Name	Change	Reason for Change
1) Honeywell International Inc. 2) TE Connectivity Ltd.	added	Company meets additional peer group criteria: similar business with respect to global presence and/or in-vehicle technology evolution
3) Dover Corp.	removed	No longer comparable due to size
4) Genuine Parts Company 5) PACCAR Inc.	removed	Not reflective of additional peer group criteria
6) TRW Automotive Holdings Corporation	removed	Acquired in 2015 — no longer publicly traded

In 2015, target total direct compensation among our NEOs, on average, was positioned within a competitive range of the peer group median. Pay adjustments are typically made when we believe that there is a market or individual performance issue that should be addressed to preserve the best interests of the shareholders.

Shareholder Engagement. During 2015, we continued to engage shareholders with respect to our governance and executive compensation practices. These outreach meetings, conducted by members of management, give us an opportunity to solicit feedback from our major institutional shareholders on a variety of topics related to corporate governance and executive compensation and provide us with valuable insight, which management shares with the Board, with respect to the shareholders’ voting policies and priorities. We expect to continue to engage with shareholders on a regular basis to better understand and consider their views on our executive compensation programs and corporate governance practices.

Say-on-Pay. At our 2015 Annual Meeting of Shareholders, we received 97.4% of votes cast in support of our executive compensation program. Management and the Compensation Committee reviewed our shareholders’ affirmative 2015 Say-on-Pay vote and believe it to be a strong indication of support for Delphi’s executive compensation program, and pay-for-performance philosophy. Therefore, the Compensation Committee continued the philosophy, compensation objectives and governing principles it has used in recent years when making decisions or adopting policies regarding executive compensation for 2015 and subsequent years.

Overview of Executive Compensation

We regularly undertake a comprehensive review of our business plan to identify strategic initiatives that should be linked to executive compensation. We also assess and review the level of risk in our company-wide compensation programs to ensure that they do not encourage imprudent risk-taking.

Elements of Executive Compensation. In line with our executive compensation philosophy, we annually provide the following primary elements of compensation to our officers, including the NEOs:

•	Base salary;
•	Annual incentive award;
•	Long-term incentive award; and
•	Other compensation, such as defined contribution retirement plans and benefits that are the same as those provided to similarly situated non-officer employees.

Additional, non-primary elements of executive compensation, such as payments related to expatriate assignments or relocation, may be provided to a NEO. These elements are reflected in the “All Other Compensation” column of the “2015 Summary Compensation Table”.

As a result of his retirement in March 2015, Mr. O’Neal did not receive the annual long-term incentive award granted to other NEOs in February 2015, but instead received a one-time transition equity award as further described below as compensation for his advisory services to Delphi through December 31, 2015.

20    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis (continued)

The following table outlines the primary elements of executive compensation for the NEOs and indicates how these elements relate to our key strategic objectives:

Element	Key Features	Relationship to Objectives
Total Direct Compensation

Base Salary

•   Commensurate with job responsibilities, experience, and qualitative and quantitative company or individual performance factors

•   Reviewed on a periodic basis for competitiveness and individual performance

•   Targeted at market median

• Attract, retain and motivate key executives

Annual Incentive Plan

•   Compensation Committee approves a target incentive pool for each performance period based on selected financial and/or operational metrics

•   Each executive is granted a target award opportunity varying by level of responsibility

•   Payouts are determined by achievement of financial goals based on pre-established objectives (at both the Corporate and, where applicable, Division level), then adjusted to reflect individual performance achievement

•   Strategic Results Modifier (“SRM”) provides for an adjustment to individual payout levels based on an assessment of performance against qualitative factors reviewed and approved by the Compensation Committee at the beginning of the performance period

• Pay-for-performance • Align executive and shareholder interests • Attract, retain and motivate key executives

Long-Term Incentive Plan

•   Target award granted commensurate with job responsibilities, experience, and qualitative and quantitative company or individual performance factors

•   Issue full share unit awards, 75% weighted on company performance metrics, including use of relative total shareholder return (“TSR”), and 25% time-based, which means that the value is determined by Delphi’s share price

• Pay-for-performance • Align executive and shareholder interests • Attract, retain and motivate key executives • Focus on long-term shareholder value creation
Other Compensation

Retirement Programs (Plan names and descriptions provided under “Other Compensation” section)

•   Qualified defined contribution plan available to all U.S. salaried employees, including executives

•   Non-qualified defined contribution plan available to eligible employees, including executives, who exceed statutory limits under our qualified defined contribution plan

•   Defined benefit plan that was frozen in 2008

• Attract, retain and motivate key executives

DELPHI AUTOMOTIVE PLC    21

2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Target Annual Total Direct Compensation Mix. Base salary and annual and long-term incentive awards are our NEOs’ primary total direct compensation elements. A majority of each NEO’s total direct compensation opportunity is comprised of performance-based pay. Our annual incentive awards and the performance-based RSUs component of our long-term incentive awards are considered performance-based pay because the recipients of these awards must achieve specified performance goals at Corporate, Division and/or individual levels to receive any payment. The time-based portion of our RSU awards align with Company performance as the final value received is based on share price change.

The significant proportion of performance-based pay, combined with a focus on long-term incentive awards, helps to align the NEOs’ interests with the interests of Delphi’s shareholders. The total direct compensation mix illustrated below and in the Target Compensation Structure that follows does not include the value of the 2015 continuity awards for three NEOs (described below under the “2015 Grants” section).

The mix of compensation for our CEO and other NEOs is shown below:

Target Compensation Structure. The following table depicts 2015 target annual total direct compensation opportunities for the NEOs serving as executive officers as of December 31, 2015:

Name	Base Salary ($)	Annual Incentive Target Award ($)	Long-Term Incentive Plan Target Annual Award ($)	Total ($)
Kevin P. Clark	$1,100,000	$1,650,000	$7,600,000	$10,350,000
President and Chief Executive Officer
Mark J. Murphy	685,000	685,000	2,000,000	3,370,000
Chief Financial Officer and Executive Vice President
Majdi B. Abulaban	630,000	535,500	1,400,000	2,565,500
Senior Vice President and President, Electrical/Electronic Architecture and President, Asia Pacific
Liam Butterworth(1)	557,753	462,935	1,200,000	2,220,688
Senior Vice President and President, Powertrain Systems
Jugal K. Vijayvargiya	500,000	357,000	1,200,000	2,057,000
Senior Vice President and President, Electronics & Safety

(1)	Mr. Butterworth is a Luxembourg employee and his salary and bonus are paid in Euros. U.S. Dollar amounts in this Proxy Statement with respect to Mr. Butterworth have been converted from Euros at a rate of 1.11 Dollars to one Euro. The exchange rate used was calculated by averaging exchange rates for each calendar month in 2015.

Annual Compensation Determination. Individual base salaries and annual incentive targets for the NEOs are established based on the scope of each NEO’s responsibilities, individual performance, experience and market pay data. At the beginning of each year, we also define key strategic objectives each NEO is expected to achieve during that year.

Base Salaries. Base salary is targeted at approximately the median of our peer group and is intended to reward and be

22    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis (continued)

commensurate with each NEO’s responsibilities, individual performance and experience. Our practice is to periodically make base salary adjustments, although we review compensation competitiveness annually. During 2015, three of our NEOs received base salary adjustments. These adjustments were intended to specifically recognize: Mr. Clark’s expanded responsibilities as CEO, Mr. Butterworth’s and Mr. Vijayvargiya’s 2014 contributions and performance, as well as increase the competitiveness of salary in comparison to market median. The following table summarizes the adjustments:

Name	Base Salary Adjustment Effective Date	Adjusted Base Salary ($)	Increase (Decrease) (%)
Kevin P. Clark	March 1, 2015	$1,100,000	22%
Liam Butterworth	February 1, 2015	557,753	10
Jugal K. Vijayvargiya	February 1, 2015	500,000	11

For the first two months of 2015, Mr. O’Neal received base salary at an annual rate of $1.3 million which remained unchanged from 2014 due to his pending retirement. The “2015 Summary Compensation Table” displays the actual, prorated where applicable, base salary amounts paid for 2015. Mr. O’Neal’s base salary for the two months of service prior to his retirement is included.

Annual Incentive Plan. Our Annual Incentive Plan, structured under the Delphi Leadership Incentive Plan (“DLIP”), is designed to motivate our NEOs to drive company earnings, cash flow and profitable growth by measuring the NEOs’ performance against our plans at the Corporate and relevant Division levels. The DLIP was approved by our shareholders in 2015 and is designed to give us the flexibility to potentially maximize the tax deductibility of certain incentives as performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), as further described below under the “Tax and Accounting Considerations” section. For use in guiding final payout decisions for the NEOs, the Compensation Committee sets the financial performance metrics underlying the DLIP at levels that help drive superior Company performance, potentially resulting in superior shareholder returns.

The Compensation Committee establishes the annual incentive target for each NEO in a manner similar to the process for determining base salary. The approved target is initially set near the median of our peer group, but can be adjusted based on the NEO’s position, individual performance, and the size and scope of his or her responsibilities. Final payouts can range from 0% to 200% of each NEO’s annual incentive target. Mr. O’Neal participated in the Annual Incentive Plan for the first two months of 2015 at his 2014 incentive target. For 2015, the annual incentive targets were adjusted for two of our NEOs in consideration of their expanded responsibilities and the market median annual incentive targets for such roles.

Name	Adjusted Annual Incentive Target ($)(1)	Percentage of Salary (%)
Kevin P. Clark	$1,650,000	150%
Liam Butterworth	462,935	83

(1)	Adjustment effective date for Mr. Clark was March 1, 2015, upon his promotion to CEO, and February 1, 2015 for Mr. Butterworth.

The Compensation Committee, working with management and its independent compensation consultant, sets the underlying performance metrics and objectives for the DLIP and preliminary annual incentive plan payout levels based on Delphi’s annual business objectives. For 2015, each NEO’s award payout was determined as follows:

•

Corporate performance metrics were weighted 100% for Messrs. Clark and Murphy. For Messrs. Abulaban, Butterworth and Vijayvargiya, who are Division Presidents, Corporate and Division performance metrics were weighted 40% and 60%, respectively, because of their Division President roles.

•	Individual performance was considered for adjustments to the final annual incentive payouts based on individual performance and achievements.

For 2015, both Corporate and Division underlying performance objectives were based on the following metrics which are aligned with our business strategy:

•	Corporate performance: Net Income (“NI”), Cash Flow Before Financing (“CFBF”) and Revenue Growth (Bookings).
•	Division performance: Operating Income (“OI”), Simplified Operating Cash Flow (“SOCF”) and Revenue Growth (Bookings).

The Compensation Committee selected the following weightings in 2015 for both Corporate and Division performance metrics:

	Clark and Murphy 100% Corporate	Other NEOs
Weighting (%) Performance Metrics		60% Division	40% Corporate
NI (Corporate) or OI (Division)(1)	50%	50%	50%
CFBF (Corporate) and SOCF (Division)(2)	40	40	40
Revenue Growth (Bookings)(3)	10	10	10
In addition, discretionary adjustments can be applied based on qualitative factors and considerations(4)

DELPHI AUTOMOTIVE PLC    23

2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis (continued)

(1)	NI and OI are appropriate measurements of our underlying earnings for 2015 and a good indication of our overall financial performance.
(2)	CFBF and SOCF are different metrics for measuring cash. CFBF is cash flow before financing, which is defined as cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions and net proceeds from the divestiture of discontinued operations. SOCF is defined, on a Divisional basis, as earnings before interest, tax, depreciation and amortization (“EBITDA”), plus or minus changes in accounts receivable, inventory and accounts payable, less capital expenditures net of proceeds from asset dispositions, plus restructuring expense, less cash expenditures for restructuring.
(3)	Revenue Growth (Bookings) is based on our future business booked in the current fiscal year. In general, in order to achieve the target performance level, a specified percentage of our planned future sales for the next two calendar years must be booked by the end of the measurement period, in this case the end of fiscal year 2015.
(4)	May be applied, in all cases subject to the maximum funding level for awards under the DLIP, based on any of the Strategic Results Modifier factors, CEO discretion with Compensation Committee approval (approved by the full Board of Directors for the CEO), and/or consideration of individual performance goals/criteria established at the beginning of the year.

The NI / OI and CFBF / SOCF metrics and the award payout levels related to those metrics were measured on a performance scale, with threshold, target and maximum financial performance requirements and the payout levels for different levels of achievement set by the Compensation Committee. Performance below the minimum threshold results in no payout, and performance above the maximum level is capped at a maximum total payout, which is 200% of the target award. For the NI /OI and CFBF / SOCF metrics the threshold, target and maximum payout levels were 50%, 100% and 200%, respectively. Revenue Growth (Bookings) is treated differently than the NI /OI and CFBF / SOCF metrics. If the Revenue Growth (Bookings) targets are achieved, the target payout for that metric is paid. If the Revenue Growth (Bookings) targets are not achieved, no portion of the Revenue Growth (Bookings) award is paid.

The 2015 performance targets by metric were:

Category	NI / OI ($ in millions)	CFBF / SOCF(1) ($ in millions)	Revenue Growth 2016 /2017 (Bookings)
Corporate Metrics:	$1,612	$1,200	99%/91%
Division Metrics:
Electrical/Electronic Architecture	1,101	970	98/91
Powertrain Systems	519	413	100/91
Electronics & Safety	388	312	98/90

(1)	CFBF and SOCF are different metrics for measuring cash. CFBF is cash flow before financing, which is defined as cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions and net proceeds from the divestiture of discontinued operations. SOCF is defined, on a Divisional basis, as EBITDA, plus or minus changes in accounts receivable, inventory and accounts payable, less capital expenditures net of proceeds from asset dispositions, plus restructuring expense, less cash expenditures for restructuring.

Our Annual Incentive Plan target goals are established to reflect our focus on growth over prior year actual outcomes,

and above market growth in the performance period. The Compensation Committee approved target goals for the 2015 Annual Incentive Plan which, if achieved, would represent growth in NI / OI, CFBF / SOCF, and Revenue Growth in 2016 / 2017 (Bookings). Given the performance levels required for target payment, 2015 performance at both the Corporate and Division levels was below target.

As part of our ongoing plan to incentivize executives, a Strategic Results Modifier (“SRM”) was approved by the Compensation Committee at the beginning of the year as part of the Annual Incentive Plan design. The SRM is included in the incentive pool and can range in the aggregate from plus or minus 10% of the total Annual Incentive Plan target opportunity. The SRM allows the Compensation Committee to consider factors in addition to the financial metrics under the Annual Incentive Plan. The SRM is determined based on a qualitative performance assessment and recommendation by the CEO as to each other NEO’s achievement of SRM objectives, with final approval by the Compensation Committee. For 2015, the focus areas of the SRM were customer diversification and talent pipeline.

Once the preliminary earned awards were determined based on the three financial metrics at the Corporate and/or Division level, the Compensation Committee, in conjunction with the CEO, assessed the other NEO’s performance with respect to the SRM and individual qualitative performance. The CEO did not participate in the assessment of his own performance and he was not eligible for a SRM payout.

In determining the final individual payouts, the Compensation Committee, in consultation with the CEO if applicable, evaluated each eligible NEO’s qualitative performance in relation to the specific Division and overall Corporate performance, as applicable. Each NEO was also evaluated based on his individual achievements. The qualitative performance achievements included: for Mr. Clark, Delphi’s overall performance in 2015 and his leadership and performance in his first year as CEO; for Mr. Murphy, his contributions in 2015; for Messrs. Abulaban and Vijayvargiya, performance and leadership in 2015 of the division for which each was responsible, as well as achievement in 2015 of the SRM objectives; and for Mr. Butterworth, performance and leadership in 2015 of the division for which he was responsible, achievement in 2015 of the SRM objectives, and his assumption of additional responsibilities in 2015. Final award payout percentages ranged from 43% to 101% of target for our NEOs. No qualitative performance achievements were considered in the case of Mr. O’Neal.

24    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis (continued)

As a result of the analysis described above, the Compensation Committee approved the following 2015 annual incentive awards for the NEOs:

Name	Annual Incentive Plan Actual Payment for 2015 ($)(1)	Percent of Annualized Target Incentive (%)
Kevin P. Clark(2)	$1,353,000	87%
Mark J. Murphy	423,200	62
Majdi B. Abulaban(3)	431,047	81
Liam Butterworth(3)	464,860	101
Jugal K. Vijayvargiya	153,510	43
Rodney O’Neal(4)	234,000	72

(1)	These award amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “2015 Summary Compensation Table”.
(2)	Calculated with proration due to promotion: two months service as COO ($1,125,000 AIP Target) and 10 months service as CEO ($1,650,000 AIP Target).
(3)	Calculated with proration due to pay adjustment in 2015.
(4)	Calculated with proration for two months of service as CEO. Mr. O’Neal was not eligible for an annual incentive award following his retirement.

Long-Term Incentive Plan. Delphi’s Long-Term Incentive Plan is designed to reward performance on long-term strategic metrics and to attract, retain and motivate participants.

Our annual equity awards include both performance-based and time-based RSUs. The time-based RSUs, which make up 25% of the NEOs’ long-term awards, vest ratably over three years, beginning on the first anniversary of the grant date. The performance-based RSUs, which make up 75% of the NEOs’ long-term awards, are settled after the results of a three-year performance period are determined. The 2015 grant vests at the end of 2017 and will be settled in early 2018 after the outcomes of the performance period are determined and approved. Each NEO may receive between 0% and 200% of his target performance-based award as determined by Delphi’s performance against the following company-wide performance metrics:

Metric	Weighting (%)
Average Return on Net Assets (RONA)(1)	50%
Cumulative Earnings Per Share (EPS)(2)	30
Relative Total Shareholder Return (TSR)(3)	20

(1)	Average return on net assets is tax-affected adjusted operating income divided by average net working capital plus average net property, plant and equipment for each calendar year.
(2)	Cumulative EPS is net income attributable to Delphi divided by the weighted number of diluted shares outstanding.
(3)	Relative TSR is measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2017 to the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2014, including the reinvestment of dividends, and assessing against a comparable measure of the 2015 Russell 3000 Auto Parts Index companies.

The Long-Term Incentive Plan allows for dividend equivalents to accrue on unvested RSUs; however, the dividend equivalents vest and pay out only if and to the extent that the underlying RSUs vest and pay out.

2015 Grants

The Compensation Committee established the following 2015 long-term incentive awards for our NEOs (consisting of time-based RSUs and performance-based RSUs, as described above), taking into account scope of responsibilities, individual performance, retention considerations and market compensation data:

Name	Long-Term Incentive Plan Target Annual Award ($)	Continuity Award ($)
Kevin P. Clark	$7,600,000	$—
Mark J. Murphy	2,000,000	—
Majdi B. Abulaban	1,400,000	5,000,000
Liam Butterworth	1,200,000	3,000,000
Jugal K. Vijayvargiya	1,200,000	3,000,000

As reflected in the table above, in February 2015, the Compensation Committee granted continuity awards to Messrs. Abulaban, Butterworth and Vijayvargiya to help ensure retention of the NEOs in these key roles. These awards will cliff-vest four years from grant and have 50% performance-based vesting, based on relative TSR, and 50% time-based vesting. These target award values were used to determine the number of shares granted. The accounting values of the long-term incentive awards are reported in the “Stock Awards” column of the “2015 Summary Compensation Table”.

For service as an advisor, Mr. O’Neal received a one-time transition equity award of $2 million in time-based RSUs, which vested in full on December 31, 2015. He was not awarded any other long-term incentive awards in 2015.

DELPHI AUTOMOTIVE PLC    25

2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis (continued)

2013-2015 Performance-Based RSUs

In February 2016, we paid out the performance-based RSUs for the 2013-2015 performance period. The following tables set forth: (1) the threshold, target and maximum levels, as well as the actual level achieved, for each performance metric; (2) for each NEO (other than Messrs. Murphy and Butterworth) (A) the target number of performance-based RSUs attributable to each performance metric and actual number of performance-based RSUs earned based on the performance of each metric, and (B) the target total number of performance-based RSUs and actual total number of performance-based RSUs earned. Mr. Murphy did not join Delphi until 2014 and therefore was not a recipient of performance-based RSUs in 2013. Mr. Butterworth did not receive a 2013 performance-based RSU award as he was compensated at that time under a business unit plan related to an acquisition.

Metric	Weighting (%)	Threshold	Target	Maximum	Actual
Average Return on Net Assets (RONA)(1)(4)	50%	30.8%	32.9%	39.5%	37.1%
Cumulative Earnings Per Share (EPS)(2)(4)	30	$9.33	$11.52	$15.59	$14.80
Relative Total Shareholder Return (TSR)(3)	20	30th%ile	50th%ile	90th%ile	82nd%ile

(1)	Average return on net assets is tax-affected adjusted operating income divided by average net working capital plus average net property, plant and equipment for each calendar year.
(2)	Cumulative EPS is adjusted net income divided by the weighted number of diluted shares outstanding.
(3)	Relative TSR is measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2015 to the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2012, including the reinvestment of dividends, and assessing against a comparable measure of the 2013 Russell 3000 Auto Parts Index companies.
(4)	Actual achievement reflects adjustments permitted for incentive plan calculation purposes.

Based on the achievement of the performance goals associated with these performance-based RSUs, the payout multiplier was 176% of the awarded target opportunity.

	Performance-based RSUs
Name	Target Number of Units attributable to RONA (#)	Actual Number of Units earned attributable to RONA (#)(1)	Target Number of Units attributable to EPS (#)	Actual Number of Units earned attributable to EPS (#)(1)	Target Number of Units attributable to TSR (#)	Actual Number of Units earned attributable to TSR (#)(1)
Kevin P. Clark	22,866	39,558	13,720	24,421	9,146	16,464
Majdi B. Abulaban	8,861	15,329	5,317	9,464	3,544	6,380
Jugal K. Vijayvargiya	8,003	13,846	4,802	8,547	3,201	5,762

	Performance-based RSUs
Name	Target Total Number of Units Granted (#)	Actual Total Number of Units Earned (#)(2)
Kevin P. Clark	45,732	83,767
Majdi B. Abulaban	17,722	32,461
Jugal K. Vijayvargiya	16,006	29,318

(1)	Excludes accrued dividend equivalents.
(2)	Includes accrued dividend equivalents.

Mr. O’Neal’s target number of units, exclusive of accrued dividend equivalents, attributable to each of RONA, EPS and TSR were 68,598, 41,158 and 27,439, respectively, while his actual number of units earned attributable to each of those metrics was 118,674, 73,262 and 49,390, respectively. Mr. O’Neal’s target number of performance-based RSUs granted in 2013 was 137,195, exclusive of accrued dividend equivalents, and he earned 251,298 performance-based RSUs, inclusive of accrued dividend equivalents.

In February 2016, we settled RSUs that were awarded as a continuity grant to Mr. Clark in 2013. Fifty percent of the con-

tinuity grant was comprised of performance-based RSUs. The performance metric for these RSUs was average EBITDA margin during the three-year performance period. EBITDA margin is defined as earnings before interest, tax, depreciation and amortization divided by total revenue for each calendar year during the performance period. The maximum achievement level for these performance-based RSUs was 100% of target, plus any dividend equivalents accrued. Average EBITDA margin was achieved at 14.8%, resulting in a payout at 100% of target. The following table sets forth the threshold and target average EBITDA margin levels and the total number

26    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis (continued)

of performance-based RSUs available to be earned by Mr. Clark based on such levels of performance:

	Performance Goal		Total Number of Units (#) at:
Average EBITDA Margin	Threshold	Target	Threshold(1)	Target(1)	Actual Units Earned(2)
2013-2015	10%	12%	11,433	22,866	23,798

(1)	Excludes accrued dividend equivalents.
(2)	Includes accrued dividend equivalents.

2015 Payments from Prior Years’ Arrangements

Three of our NEOs received payments in 2015 from arrangements established in prior years. Messrs. Clark and O’Neal each received a continuity bonus of $500,000 in 2015 representing the final payment from a 2012 arrangement providing continuity payments as long as each was employed through December 31, 2014. Mr. Butterworth received a bonus payment of $577,200 in 2015 related to an arrangement established at the time he became an officer in 2014. These amounts are reported in the “Bonus” column of the “2015 Summary Compensation Table”.

Other Compensation

Additional compensation programs available to our NEOs are described below. Only those benefits and policies offered to the other salaried employee populations are available to our NEOs.

Salaried Retirement Savings Program (“SRSP”). Along with eligible Delphi salaried employees and executives, our eligible NEOs participate in our broad-based and tax-qualified defined contribution plan, the SRSP, which is a qualified plan under Section 401(k) of the Internal Revenue Code (the “Code”). All contributions are subject to any contribution limits imposed by the Code.

Salaried Retirement Equalization Savings Program (“SRESP”). Under the SRESP, eligible employees receive Delphi contributions in excess of the limits imposed upon the SRSP by the Code. No guaranteed or above-market rates are earned; the investment options available are a subset of those available to all employees under the SRSP. Additional details regarding benefits and payouts under this plan are provided in the “Non-Qualified Deferred Compensation” section.

Supplemental Executive Retirement Program (“SERP”). The SERP was frozen (for purposes of credited service and compensation calculations) in 2008, as described further under the “Pension Benefits” section. Only Messrs. Abulaban, Vijayvargiya and O’Neal are eligible for the SERP.

Other Benefits. We provide additional benefits, such as relocation and expatriate benefits to our NEOs, when applicable, and in general, these benefits are the same as those provided to similarly situated non-officer employees. For Mr. Butterworth, this includes participation in Delphi’s defined contribution plan for Luxembourg employees. The primary expatriate benefits include housing allowance, transportation allowance and tax equalization in home and host country. Additional details are covered in the “2015 Summary Compensation Table”.

Governance Practices

Stock Ownership Guidelines. To support better alignment of our executives’ interests with those of our shareholders, Delphi’s Board believes that our officers should maintain an appropriate level of equity interest in Delphi. To that end, our Board has adopted the following stock ownership guidelines:

•	The CEO is required to hold a minimum of five times his base salary in Delphi shares;
•	Our other most senior elected officers (typically our other Section 16 officers and all of our other NEOs) are required to hold a minimum of three times their base salaries in Delphi shares; and
•	Our elected Corporate staff officers are required to hold a minimum of one time their base salaries in Delphi shares.

Our officers, including our NEOs, are expected to fulfill the ownership requirement within five years from the time they are appointed to their position. The Compensation Committee reviews the ownership level for covered executives each year. As of the 2015 measurement of ownership, all of our continuing NEOs were at or above the applicable ownership requirement.

Clawback. As a matter of policy, if our financial statements are materially misstated or in material noncompliance with any financial reporting requirement under securities laws, then the Compensation Committee will review the circumstances and determine if any participants should forfeit certain future awards or repay prior payouts. If the misstatement is due to fraud, then the participants responsible for the fraud will forfeit their rights to future awards and must repay any amounts they received from prior awards due to the fraudulent behavior. The Compensation Committee expects to update our clawback policy, as appropriate, to comply with the requirements for clawbacks under the final provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as implemented by the Securities and Exchange Commission and the New York Stock Exchange.

DELPHI AUTOMOTIVE PLC    27

2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Restrictive Covenants. All executives, including the NEOs, are required to sign confidentiality and non-interference agreements in order to participate in the Long-Term Incentive Plan. The non-interference agreements include non-compete and non-solicitation covenants, which prohibit executives from:

•	Working for a competitor or otherwise directly or indirectly engaging in competition with us for 12 months after leaving Delphi;
•	Soliciting or hiring employees for 24 months after leaving Delphi; and
•	Soliciting customers for 24 months after leaving Delphi.

If the terms of the confidentiality and non-interference agreements are violated, Delphi has the right to cancel or rescind any final Long-Term Incentive Plan award, consistent with applicable law.

No Tax Gross-Ups. We do not provide any tax gross-ups specific to our officer population. Certain expatriate policy and relocation provisions, applicable to all salaried employees, allow for tax gross-ups as reimbursement for additional taxes or expenses incurred due to expatriate status or relocation expenses.

No Hedging/No Pledging. The Company prohibits its directors, officers and employees from engaging in transactions having the effect of hedging the unvested portion of any equity or equity-linked award. In addition, the Company prohibits its directors, officers and employees from purchasing Company securities on margin or holding Company securities in a margin account. The Company also prohibits its directors, officers and employees from pledging the Company’s securities as collateral for a loan. The Company’s Policy Prohibiting Insider Trading is available on delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

Independent Compensation Consultant. The Compensation Committee retains Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant. The scope of the work done by CAP during 2015 for the Compensation Committee included the following:

•	Providing analyses and recommendations that inform the Compensation Committee’s decisions;
•	Preparing and evaluating market pay data and competitive position benchmarking;
•	Assisting in the design and development of Delphi’s executive compensation programs;
•	Providing updates on market compensation trends and the regulatory environment as they relate to executive compensation;
•	Reviewing various management proposals presented to the Compensation Committee related to executive compensation; and
•	Working with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment with shareholders.

The Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent CAP from independently representing the Compensation Committee. CAP does not perform other services for Delphi, and will not do so without the prior consent of the Chair of the Compensation Committee. CAP meets with the Compensation Committee Chair and the Compensation Committee outside the presence of management. In addition, CAP participates in all of the Compensation Committee’s meetings and, when requested by the Compensation Committee Chair, in the preparatory meetings and the executive sessions.

Compensation Risk Assessment. Pay Governance, a compensation consultant retained by Delphi, conducted a risk assessment of our compensation programs in 2014 including a review of incentives for non-executive participants and concluded that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Delphi. The analysis included a review of our significant pay programs, the Compensation Committee’s oversight of such programs, which determined that we have strong governance for officer pay programs, and interviews with executives representing Accounting, Finance, HR, Legal and Internal Audit /Compliance. As there were nominal changes to our compensation programs for 2015, the conclusions of the 2014 risk assessment continue to indicate that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Delphi.

The Compensation Committee and CAP reviewed the 2014 analysis and discussed the report with management. The Compensation Committee agreed that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Delphi. In doing so, the Compensation Committee also reaffirmed the following key risk mitigating factors with respect to our NEOs:

•	Mix of fixed versus variable, cash versus equity-based and short- versus long-term compensation with an emphasis on equity-based pay;
•

Incentive award opportunities, with performance-based awards capped at two times the target amount, that span both annual and overlapping, multiyear time periods and condition payout on a range of financial metrics (including total shareholder return);

28    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis (continued)

•	Application of a clawback policy; and
•	Stock ownership guidelines and the prohibition of hedging and pledging.

Tax and Accounting Considerations

Section 162(m) of the Code generally limits the tax deductibility of compensation paid to the chief executive officer and each of the next three most highly compensated executive officers (excluding the CFO) that exceeds $1 million in any taxable year unless the compensation over $1 million qualifies as “performance-based” within the meaning of Section 162(m). It is our policy to structure compensation arrangements with our executive officers to potentially qualify as performance-based so as to potentially maximize the tax deductibility of that compensation for U.S. federal income tax purposes; however, there are cases where the benefit of such tax deductibility is outweighed by the need for flexibility or the attainment of other objectives. The Compensation Committee may from time to time award compensation that is not tax deductible if the Compensation Committee determines that it is in our and our shareholders’ best interests. Moreover, even if the Compensation Committee intends to grant compensation that qualifies as “performance-based” compensation for purposes of Section 162(m), Delphi cannot guarantee that such compensation will so qualify or ultimately will be deductible.

Under the DLIP, our NEOs’ 2015 annual incentive awards were initially funded under a performance formula of 1% of Delphi’s Adjusted Net Income, up to a maximum of $12 million per individual participant. The Company’s adjusted net income for 2015 was $1.495 billion; thus the maximum funding for payouts to each participant under the 2015 DLIP, subject to the Committee’s exercise of negative discretion, was approved at the $12 million maximum.

We also structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Sections 409A and 457A of the Code, which govern the provision of non-qualified deferred compensation.

We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense relating to share-based payments (such as RSUs) in our financial statements. The recognition of this expense has not caused us to limit or otherwise significantly alter the equity-based element of our executive compensation program. This is because we believe that equity awards are a critical component of a pay-for-performance and competitive executive compensation program. The Compensation Committee considers the potential accounting implications among the considerations reviewed when making compensation-related decisions.

COMPENSATION COMMITTEE REPORT

We, the undersigned members of the Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis with management. For 2016, Ms. Mayer has joined the Compensation Committee. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted,

J. Randall MacDonald, Chairman

Rajiv L. Gupta

Timothy M. Manganello

DELPHI AUTOMOTIVE PLC    29

2016 NOTICE OF MEETING AND PROXY STATEMENT

2015 SUMMARY COMPENSATION TABLE

The table below sets forth specified information regarding the compensation of the individuals who served for 2015 as President and Chief Executive Officer (Kevin P. Clark), Chief Financial Officer and Executive Vice President (Mark J. Murphy), the next three most highly compensated executive officers (Majdi B. Abulaban, Liam Butterworth and Jugal K. Vijayvargiya) and our former Chief Executive Officer and President (Rodney O’Neal).

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Kevin P. Clark(1)	2015	$1,066,667	$500,000	$9,112,214	$1,353,000	$—	$164,438	$12,196,319
President and Chief Executive Officer	2014	825,000	500,000	3,938,805	1,180,875	—	131,387	6,576,067
	2013	800,000	500,000	4,327,101	984,000	—	105,665	6,716,766
Mark J. Murphy	2015	685,000	500,000	2,397,937	423,200	—	72,363	4,078,500
Chief Financial Officer and Executive Vice President	2014	207,576	750,000	2,085,477	229,475	—	221,473	3,494,001
Majdi B. Abulaban	2015	630,000	—	8,489,540	431,047	—	834,842	10,385,429
Senior Vice President and President, Electrical/Electronic Architecture and President, Delphi Asia Pacific	2014 2013	621,250 481,250	— —	1,424,843 992,749	670,057 523,628	23,817 —	941,550 916,516	3,681,517 2,914,143
Liam Butterworth(1) Senior Vice President and President, Powertrain Systems	2015	553,852	577,200	5,525,333	464,860	—	119,998	7,241,243
Jugal K. Vijayvargiya(1) Senior Vice President and President, Electronics & Safety	2015	495,833	—	5,525,333	153,510	—	648,941	6,823,617
Rodney O’Neal	2015	216,667	500,000	2,272,642	234,000	589,124	211,594	4,024,027
Former Chief Executive Officer and President	2014	1,300,000	500,000	9,498,579	2,613,000	691,171	272,181	14,874,931
	2013	1,248,142	500,000	7,685,494	2,290,875	76,061	217,477	12,018,049

(1)	Messrs. Clark, Butterworth and Vijayvargiya received base salary increases in 2015. Mr. Clark’s base salary increased to $1,100,000, Mr. Butterworth’s base salary increased to $557,753 and Mr. Vijayvargiya’s base salary increased to $500,000. Mr. Butterworth is a Luxembourg employee and his salary, bonus and other compensation items are paid in Euros. U.S. Dollar amounts in this Proxy Statement with respect to Mr. Butterworth have been converted from Euros at a rate of 1.11 Dollars to one Euro. The exchange rate used was calculated by averaging exchange rates for each calendar month in 2015.
(2)	Base salary and annual incentive awards are eligible for deferral under the SRESP. All of the NEOs, other than Mr. Butterworth, participated in the SRESP in 2015. Total base salaries and annual incentive awards, including the deferred portions, are presented in this 2015 Summary Compensation Table. Contributions to the SRESP are displayed in the “Non-Qualified Deferred Compensation” section.
(3)	Messrs. Clark and O’Neal each received a $500,000 continuity bonus payment on January 15, 2015 based on a 2012 arrangement, which was contingent upon continued employment with Delphi through December 31, 2014. Mr. Murphy received a sign-on payment of $1,250,000 of which $750,000 was paid in 2014 and an additional $500,000 was paid in 2015 as replacement of foregone amounts from his prior employer. Mr. Butterworth received a bonus payment of $577,200 in 2015 related to becoming an officer in 2014.
(4)	The award values reflected in the “Stock Awards” column are the grant date fair values of the NEOs’ respective long-term incentive awards determined in accordance with FASB ASC Topic 718. The 2015 grant date for accounting purposes for the annual award was set at February 18, 2015, as approved by the Board of Directors and Compensation Committee. For assumptions used in determining the fair value of these awards, see Note 21. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The award values include performance-based RSUs and reflect the value on the grant date based on the probable outcome of the performance conditions. If maximum performance were achieved and based on grant date share price, for the NEOs’ performance-based RSUs granted in 2015, the stock award value would be $14,293,882 for Mr. Clark; $3,761,538 for Mr. Murphy; $9,444,077 for Mr. Abulaban; $6,343,463 for Mr. Butterworth and $6,343,463 for Mr. Vijayvargiya. Mr. O’Neal did not receive a performance-based award in 2015.
(5)	The “Non-Equity Incentive Plan Compensation” column reflects payments made under our Annual Incentive Plan.

30    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

2015 Summary Compensation Table (continued)

(6)	Messrs. Abulaban, Vijayvargiya and O’Neal were eligible to receive benefits under the SERP during 2015. The “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for eligible NEOs reflects zero for Messrs. Abulaban and Vijayvargiya per disclosure rules, but in fact they experienced a year-over-year loss in value of $2,250 and $1,381, respectively, of our estimated liability on our balance sheet. No amount in this column represents above-market or preferential earnings on non-qualified deferred compensation. Although the SERP is a frozen program (see “Pension Benefits” section) with fixed measurement parameters, the year-over-year balances change because the NEO’s age and the interest rates used to estimate the pension liability change each year.
(7)	Amounts reported in the “All Other Compensation” column for 2015 reflect the following:

Name	Delphi Contributions(a)	Life Insurance(b)	Expatriate Assignment(c)	Other		Total
Kevin P. Clark	$163,266	$1,172	$—	$—		$164,438
Mark J. Murphy	64,508	493	—	7,362	(d)	72,363
Majdi B. Abulaban	96,179	703	737,960	—		834,842
Liam Butterworth	83,840	3,657	—	32,501	(e)	119,998
Jugal K. Vijayvargiya	60,750	351	587,840	—		648,941
Rodney O’Neal	210,900	694	—	—		211,594

(a)	This column reflects Delphi’s contributions to both the qualified SRSP and the non-qualified SRESP. For all participants in the SRSP, Delphi provides a contribution of 4% of base salary and annual incentive award payment. We also provide a matching contribution equal to 50% of the participant’s contributions to the program, up to a maximum of 7% of the participant’s base salary and annual incentive award. Additional details regarding the SRESP are provided in the “Non-Qualified Deferred Compensation” section. For Mr. Butterworth, this column reflects contributions to Delphi’s defined contribution plan for eligible employees in Luxembourg. The 2015 contribution made on his behalf is based on 2015 and 2014 eligible salary and is calculated as 10% of salary in excess of a threshold of 62,721 Euros.
(b)	This column reflects the aggregate incremental cost for each NEO for premium payments made regarding his life insurance policy.
(c)	Messrs. Abulaban and Vijayvargiya are on expatriate assignments. The payments represented in this column include: housing and living cost allowances of $316,716 for Mr. Abulaban and $117,155 for Mr. Vijayvargiya, and tax equalization payments totaling $421,244 for Mr. Abulaban and $470,685 for Mr. Vijayvargiya to U.S., China or German tax authorities on Mr. Abulaban’s and Mr. Vijayvargiya’s behalf in connection with their expatriate assignments.
(d)	This amount reflects payments made in respect of Mr. Murphy’s relocation and are generally available by policy to all of our employees eligible for relocation assistance.
(e)	This amount represents Company-provided automobile and related expenses of $23,898, tax services related to his relocation from France to Luxembourg and a vacation allowance for Mr. Butterworth. Amounts reflected for Mr. Butterworth are generally available to all similar Luxembourg-based executives or employees, and were paid in Euros and converted in this Proxy Statement to U.S. Dollars at a rate of 1.11 Dollars to one Euro. The exchange rate used was calculated by averaging exchange rates for each calendar month in 2015.

DELPHI AUTOMOTIVE PLC    31

2016 NOTICE OF MEETING AND PROXY STATEMENT

2015 GRANTS OF PLAN-BASED AWARDS

The table below sets forth the threshold, target and maximum award payout opportunities (or full award opportunity, as applicable) for plan-based awards that were granted to our NEOs in 2015.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin P. Clark	1/1/2015		$781,250	$1,562,500	$3,125,000
	2/18/2015								27,864	$2,158,983
	2/18/2015					41,797	83,594	167,188		6,953,231
Mark J. Murphy	1/1/2015		342,500	685,000	1,370,000
	2/18/2015								7,333	568,141
	2/18/2015					10,999	21,998	43,996		1,829,796
Majdi B. Abulaban	1/1/2015		267,729	535,458	1,070,916
	2/18/2015								5,133	397,691
	2/18/2015					7,700	15,400	30,800		1,280,959
	2/18/2015	(5)							36,663	2,840,783
	2/18/2015	(6)				18,332	36,664	73,328		3,970,107
Liam Butterworth	1/1/2015		229,615	459,229	918,458
	2/18/2015								4,400	340,900
	2/18/2015					6,600	13,199	26,398		1,097,889
	2/18/2015	(5)							21,998	1,704,501
	2/18/2015	(6)				10,999	21,998	43,996		2,382,043
Jugal K. Vijayvargiya	1/1/2015		178,500	357,000	714,000
	2/18/2015								4,400	340,900
	2/18/2015					6,600	13,199	26,398		1,097,889
	2/18/2015	(5)							21,998	1,704,501
	2/18/2015	(6)				10,999	21,998	43,996		2,382,043
Rodney O’Neal	1/1/2015		162,500	325,000	650,000
	2/18/2015								29,331	2,272,642

(1)	These columns show the threshold, target and maximum awards payable to our NEOs under the 2015 Annual Incentive Plan. The final award is determined by both Corporate and Division performance, as well as individual performance, as determined by the Compensation Committee.
(2)	The first (or only) entry in these columns shows the threshold, target and maximum awards possible under the performance-based RSUs granted in 2015 pursuant to our Long-Term Incentive Plan including dividend equivalents. These awards will be based on three performance metrics (Average Return on Net Assets, Cumulative Earnings per Share and relative TSR) during the performance period from January 1, 2015 through December 31, 2017. The second award in these columns (if applicable) represents the performance-based portion of Messrs. Abulaban, Butterworth and Vijayvargiya’s continuity awards that will be based on relative TSR as further described below.
(3)	The first (or only) entry in this column shows the number of time-based RSUs granted to our NEOs in 2015 pursuant to our Long-Term Incentive Plan including dividend equivalents. These time-based RSUs vest ratably over three years on the first, second and third anniversary dates of the grant, other than Mr. O’Neal’s award which cliff vested on December 31, 2015. The second award in this column (if applicable) represents the time-based portion of Messrs. Abulaban, Butterworth and Vijayvargiya’s continuity awards described further below.
(4)	This column reflects the grant date fair value of each award determined in accordance with FASB ASC Topic 718, including, for performance-based awards, the probable outcome of the performance conditions, excluding the effect of estimated forfeitures and dividend equivalents. Except for the performance-based units based on relative TSR (20% of the annual performance-based RSUs and 50% of the continuity awards), the grant date value for the equity awards was determined to be the grant date closing price of our stock on the New York Stock Exchange. The grant date closing price on February 18, 2015 was $78.44. The grant date price for the relative TSR performance-based units was determined using a Monte Carlo simulation and was set at $107.27 per share for the annual awards and $109.62 per share for the continuity awards.
(5)	This row shows the 50% portion of the continuity awards which were time-based RSUs granted to Messrs. Abulaban, Butterworth and Vijayvargiya in 2015 pursuant to our Long-Term Incentive Plan. These time-based RSUs will cliff vest on December 31, 2018.
(6)	This row shows the 50% portion of the continuity awards which were performance-based RSUs granted to Messrs. Abulaban, Butterworth and Vijayvargiya in 2015 pursuant to our Long-Term Incentive Plan. These performance-based RSUs will cliff vest on December 31, 2018. The four-year performance period for the continuity awards is from January 1, 2015 through December 31, 2018. Performance will be determined following the end of the performance period and shares will be distributed no later than March 15, 2019.

Our NEOs are (or were) parties to offer letters or employment agreements with Delphi that generally describe the compensation and benefits initially provided to them upon employment. For more information about these arrangements, refer to “Potential Payments Upon Termination or Change in Control”. For more information about the NEOs’ relative mix of salary and other compensation elements in proportion to total compensation, refer to “Compensation Discussion and Analysis — Target Annual Total Direct Compensation Mix”.

32    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The values displayed in the table below reflect each NEO’s outstanding long-term incentive awards as of December 31, 2015. The market values are calculated using a share price of $85.73, the December 31, 2015 closing price of our stock. The performance-based RSUs granted in 2014 and 2015, labeled as the performance period 1/1/2014-12/31/2016, 1/1/2015-12/31/2017 and 1/1/2015-12/31/2018, are presented at the maximum level of performance.

	Stock Awards
Name	Restricted Stock Unit Grant Date or Performance Period(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4),(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kevin P. Clark	2/15/2013	23,798	$2,040,203
	2/15/2013	5,290	453,512
	2/18/2014	5,919	507,436
	1/1/2014-12/31/2016			53,261	$4,566,066
	10/27/2014	3,768	323,031
	1/1/2014-12/31/2016			33,904	2,906,590
	2/18/2015	27,864	2,388,781
	1/1/2015-12/31/2017			167,188	14,333,027
Mark J. Murphy	10/27/2014	5,024	430,708
	1/1/2014-12/31/2016			45,205	3,875,425
	2/18/2015	7,333	628,658
	1/1/2015-12/31/2017			43,996	3,771,777
Majdi B. Abulaban	2/15/2013	2,050	175,747
	2/18/2014	3,552	304,513
	1/1/2014-12/31/2016			31,958	2,739,759
	2/18/2015	5,133	440,052
	2/18/2015(6)	36,664	3,143,205
	1/1/2015-12/31/2017			30,800	2,640,484
	1/1/2015-12/31/2018(6)			73,328	6,286,410
Liam Butterworth	2/15/2013	1,694	145,227
	2/18/2014	2,369	203,094
	1/1/2014-12/31/2016			21,303	1,826,306
	2/18/2015	4,400	377,212
	2/18/2015(6)	21,998	1,885,889
	1/1/2015-12/31/2017			26,398	2,263,101
	1/1/2015-12/31/2018(6)			43,996	3,771,777
Jugal K. Vijayvargiya	2/15/2013	1,853	158,858
	2/18/2014	2,960	253,761
	1/1/2014-12/31/2016			26,632	2,283,161
	2/18/2015	4,400	377,212
	2/18/2015(6)	21,998	1,885,889
	1/1/2015-12/31/2017			26,398	2,263,101
	1/1/2015-12/31/2018(6)			43,996	3,771,777
Rodney O’Neal	2/15/2013	15,866	1,360,192
	2/18/2014	23,673	2,029,486
	1/1/2014-12/31/2016			213,041	18,264,005

(1)	To better understand the information in this table we included the time-based RSU award grant dates and the performance period of our performance-based RSU awards. All shares include dividend equivalents.

DELPHI AUTOMOTIVE PLC    33

2016 NOTICE OF MEETING AND PROXY STATEMENT

2015 Outstanding Equity Awards at Fiscal Year-End (continued)

(2)	This column shows the unvested time-based RSU awards as of December 31, 2015:

•	Units granted on 2/15/2013 vest on February 12, 2016.
•	Units granted on 2/18/2014 vest ratably on February 12, 2016 and February 17, 2017.
•	Units granted on 10/27/2014 vest ratably on February 12, 2016 and February 17, 2017.
•	Units granted on 2/18/2015 vest ratably on February 12, 2016, February 17, 2017 and February 16, 2018.

(3)	The amount shown represents the market value of awards using a per share price of $85.73, the closing price of our stock on December 31, 2015.
(4)	Units represent maximum performance level.
(5)	Of the awards reflected in this column, the 2014-2016 performance-based RSUs will be settled in early 2017 after the results for the three-year performance period are determined and the 2015-2017 performance-based RSUs will be settled in early 2018 after the results for the three-year performance period are determined.
(6)	Continuity awards will cliff vest on December 31, 2018.

2015 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding vested stock awards during 2015 for our NEOs. The value realized on vesting is equal to the market price of the underlying shares on the date of vest.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin P. Clark	125,691	$10,648,084
Mark J. Murphy	2,480	195,176
Majdi B. Abulaban	38,147	3,230,407
Liam Butterworth	2,840	223,508
Jugal K. Vijayvargiya	34,232	2,900,171
Rodney O’Neal	303,022	25,614,463

34    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

PENSION BENEFITS

Certain executives, including Messrs. Abulaban, Vijayvargiya and O’Neal, are eligible to receive benefits under the SERP.

The SERP is a supplemental executive defined benefit plan, which was frozen on September 30, 2008. As a result of the freeze, no new benefits have accrued and no new participants have been allowed to join the plan. This plan is a non-qualified and unfunded defined benefit plan that supplemented the benefits of an underlying qualified defined benefit pension plan assumed by the Pension Benefit Guaranty Corporation (the “PBGC”) in July 2009.

Eligibility

To qualify for participation in the SERP, eligible executives must meet both of the following requirements:

•	The executive was appointed to an executive position at the former Delphi Corporation, as of September 30, 2008; and
•	The executive was employed by Delphi on October 6, 2009, upon the formation of Delphi Automotive LLP.

To receive benefits under the SERP:

•	The executive must remain continuously employed by Delphi until the earlier of separation, death or disability; and
•

At the time of termination of employment, death or disability, the executive must have at least 10 years of service and be at least 55 years of age (unless the executive is involuntarily separated other than for cause or dies, in which event the eligible executive or the surviving spouse will begin receiving payment of benefits when the executive attains or would have attained age 55).

Service is credited as of December 31, 2006. The benefit will be paid out in the form of a five-year annuity.

Valuation Method and Assumptions

The actuarial present value of accumulated benefits for the SERP shown in the 2015 Pension Benefits table is based on benefits accrued as of September 30, 2008, the last day on which benefits were accumulated under the former Delphi Corporation’s qualified plan. The amounts reflect the method and assumptions used in calculating our pension liability under U.S. GAAP as of that date, except that each participant is assumed to remain actively employed until age 62.

The present value figures shown are estimates only; actual benefit amounts will be based on the age, interest rates, mortality rates and other circumstances in effect upon the actual termination of employment or death of the participant.

The following table sets forth information regarding benefits provided to and years of service credited to eligible NEOs under the SERP.

2015 Pension Benefits

Name(1)	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Majdi B. Abulaban	SERP	21.6	$218,055	$—
Jugal K. Vijayvargiya	SERP	16.4	68,337	—
Rodney O’Neal	SERP	34.5	8,856,366	1,870,109

(1)	Messrs. Clark, Murphy and Butterworth joined Delphi after the SERP was closed and frozen, and are therefore ineligible for benefits under the program.
(2)	Number of years of credited service is as of December 31, 2006 and includes service with the former Delphi Corporation. Each NEO was also subject to a two-year employment requirement, commencing in October 2009, which has been met.

DELPHI AUTOMOTIVE PLC    35

2016 NOTICE OF MEETING AND PROXY STATEMENT

NON-QUALIFIED DEFERRED COMPENSATION

The SRESP is a non-qualified deferred compensation program available to a limited number of employees, including the NEOs. Under the SRESP, participants receive Delphi contributions in excess of the limits imposed upon the SRSP, our 401(k) plan, by the Internal Revenue Code.

Plan Benefits

Employees who were eligible for SRESP deferrals in 2015, including the NEOs other than Mr. Butterworth, were permitted to defer additional income above $265,000, which is the maximum income deferral level imposed upon the SRSP by the Internal Revenue Code in 2015, into a SRESP deferral account. They also received the following benefits:

•

All SRESP-eligible employees receive a Delphi contribution of 4% of their base salary and annual incentive award. This contribution occurs even if the individual does not elect to make deferrals into the SRESP.

•

Eligible employees who made deferral contributions under the SRESP received an additional Delphi matching contribution of 50% on the individual’s voluntary deferrals up to 7% of the base salary and annual incentive award over the qualified plan limit, which constitutes a maximum contribution by Delphi of 3.5% of each eligible employee’s base salary.

Investment Options

Participants in the SRESP may select investment options for their deferred amounts. The investment options consist of a small selection of index mutual funds and do not offer any guaranteed or above-market returns.

Deferral Election Process

The SRESP deferral election process is conducted prior to the year in which eligible income is earned. For the 2015 plan, deferral elections were required to be made by December 2014. During this process, eligible employees were allowed to make deferral elections related to their 2015 base salary and any annual incentive award based on 2015 performance that would be scheduled to be paid in 2016 (but no later than March 15, 2016).

Distributions

Eligible employees must also elect a distribution date for their deferred amounts. A base salary deferral must remain deferred for a minimum of one year, and any annual incentive deferral must remain deferred for a minimum of two years.

Vesting

All employee deferrals and Delphi contributions are immediately vested.

The values displayed in the table below include contributions to the NEOs’ SRESP accounts by the NEOs and by Delphi in 2015, as well as the aggregate balances of these accounts at the end of 2015.

2015 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals Distributions ($)(4)	Aggregate Balance at Last FYE ($)
Kevin P. Clark	$138,778	$148,691	($16,286)	$220,326	$967,394
Mark J. Murphy	39,958	45,958	(84)	—	85,834
Majdi B. Abulaban	72,454	77,629	(5,879)	131,089	218,409
Jugal K. Vijayvargiya	38,150	40,875	(3,778)	76,253	208,968
Rodney O’Neal	179,527	192,350	(14,360)	924,312	—

(1)	All of our NEOs, except Mr. Butterworth who is not an eligible SRESP participant, elected to defer a portion of their salary and annual incentive award as permitted under the SRESP. Each NEO’s total salary and annual incentive award, including these deferred amounts, is reported in the “2015 Summary Compensation Table”.
(2)	Our contributions to the NEOs’ SRESP accounts, along with contributions to the qualified SRSP, were disclosed in the “All Other Compensation” column in the “2015 Summary Compensation Table”.
(3)	Aggregate earnings represent change (including losses) in market value less any fee paid by the NEO, but none of these amounts are disclosed in the “2015 Summary Compensation Table”.
(4)	The withdrawals of our NEOs were made in accordance with the deferral election process described in this section.

36    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE IN CONTROL

Employment Arrangements

We have offer letters in place with Messrs. Clark, Murphy, Abulaban, Vijayvargiya and O’Neal. These offer letters describe our standard terms and conditions of employment and compensation and benefits provided to the individual. Mr. Clark’s offer letter also includes severance provisions, which provide for 18 months of base pay plus 1.5 times annual incentive at target in the event he is terminated by the Company without cause. Mr. Butterworth has an employment agreement that specifies the terms and conditions of his employment and compensation and benefits, that are in accordance with his employment in Luxembourg.

We have no individual change in control agreements with any of the NEOs. The only applicable change in control provisions are those provided in our incentive plans, as described below.

Each executive who participates in the annual Long-Term Incentive Plan equity grant must sign a grant agreement, as well as a non-interference and confidentiality agreement, described above in the “Compensation Discussion and Analysis” section. The non-interference agreement includes both non-compete and non-solicitation covenants.

Annual Incentive Plan

In the event of a change in control, each executive’s annual incentive target award will be prorated for the time period between the plan start date and the effective change in control date. A payment will also be calculated for that time period based on actual performance and compared to the prorated target, with the executive receiving the larger of the two values. Payment of the award will be made by March 15 of the calendar year following the year in which a change in control occurs.

A change in control under the annual incentive plan occurs if any of the following events occur:

•

A change in ownership or control of Delphi resulting in any person or group other than Delphi or a Delphi employee benefit plan acquiring securities of Delphi possessing more than 50% of the total combined voting power of Delphi’s equity securities outstanding after such acquisition;

•	The majority of the board as of the date of the initial public offering is replaced by persons whose election was not approved by a majority of the incumbent board; or
•	The sale of all or substantially all of the assets of Delphi, in one or a series of related transactions, to any person or group other than Delphi.

If involuntarily terminated without “Cause” as defined below, each executive, including the NEOs, will also be eligible for a prorated portion of his or her annual incentive award. The period used to determine the prorated award will be the beginning of the performance period to the individual’s termination date.

Long-Term Incentive Plan

An equity award must be outstanding for one year in order to receive any benefit at termination. Upon a voluntary resignation from Delphi, including retirement, except as described below for Messrs. Clark and O’Neal, any time-based RSUs that have not vested will be canceled. Upon a termination without cause, for good reason or due to death or disability, the time-based RSUs will be prorated over the period between the grant date and termination date. Any unvested pro-rata awards will be delivered at the next scheduled vesting date.

Upon a termination without cause, for good reason or due to retirement, death or disability, any outstanding performance-based RSUs will be prorated over the period between the grant date and termination date. The final performance payout will be determined at the end of the performance period and shares will be distributed at the time of the general distribution.

As part of a 2012 continuity agreement with Mr. Clark, any equity award made in 2012 and outstanding for more than one year will be prorated upon his departure, provided he remained with Delphi through January 15, 2014.

Mr. O’Neal had a provision in his grant agreement that allowed him, in the event of a qualified retirement, to retain the right to earn any time-based or performance-based shares earned based on actual performance results. Mr. O’Neal retired on March 1, 2015.

If an executive voluntarily departs (with the exception of the retirement provisions discussed above) or is terminated for cause, or in the event of any termination prior to the first anniversary of the grant date, all outstanding unvested equity awards will be canceled.

“Cause” is defined in the Long-Term Incentive Plan as:

•	Indictment for a felony or for any other crime that has or could be reasonably expected to have an adverse impact on performance of duties to Delphi or on the business or reputation of Delphi;
•	The NEO being the subject of any order regarding a fraudulent violation of securities laws;

DELPHI AUTOMOTIVE PLC    37

2016 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

•	Conduct in connection with employment or service that is not taken in good faith and has resulted or could reasonably be expected to result in material injury to the business or reputation of Delphi;
•	Willful violation of Delphi’s Code of Ethical Business Conduct or other material policies;
•	Willful neglect in the performance of duties for Delphi, or willful or repeated failure or refusal to perform these duties; or
•	Material breach of any applicable employment agreement.

“Good Reason” is defined in the Long-Term Incentive Plan as:

•	A material diminution in base salary;
•	A material diminution in authority, duties or responsibilities from those in effect immediately prior to the change in control;
•	Relocation of the NEO’s principal place of employment more than 50 miles from the location immediately prior to the change in control; or
•	Any other action or inaction that is a material breach by Delphi of the agreement under which the NEO provides services to us.

Upon a qualifying termination within two years after a change in control, or upon a change in control if a replacement award is not provided, outstanding unvested equity awards will vest as follows:

•	Time-based RSUs will vest in full; and
•

After a determination by the Compensation Committee of the Company’s performance at the time of the change in control, the number of performance-based RSUs that will vest will be equal to the greater of (a) the performance-

based RSUs earned through the change in control date, or (b) 100% of the performance-based RSUs granted.

A replacement award is an award with respect to the stock of Delphi or its successor that is at least equal in value to the outstanding award, is a publicly traded security and has no less favorable terms than the outstanding award. A qualifying termination after a change in control includes any termination by Delphi without cause, or by the NEO for good reason, or due to death or disability.

Severance and SERP Payments

At the time of the formation of Delphi Automotive LLP, certain executives, including the NEOs employed at that time, Messrs. Abulaban, Vijayvargiya and O’Neal, were required to choose between receiving consideration under our severance plan or the SERP, in the event that the executive was involuntarily terminated. This irrevocable election prevented an executive from receiving both severance and non-qualified defined benefit retirement benefits in the event of an involuntary termination. Mr. O’Neal was the only NEO that elected to receive consideration under the SERP. All other NEOs either elected to receive severance payments or were ineligible for the SERP and therefore are only eligible to receive a severance payment should they be involuntarily terminated.

The following table describes the payments each NEO would have earned on December 31, 2015, subject to review and approval by the Compensation Committee, had his employment terminated under various scenarios, including an involuntary termination of employment after a change in control of Delphi.

38    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

Potential Payments upon Termination or Change in Control

Name	Termination Scenario	Annual Incentive Plan(1)	Long-Term Incentive Plan(2)	Severance Payment(3)
Kevin P. Clark	Voluntary termination	$1,353,000	$9,221,548	$—
	Termination for cause	—	—	—
	Involuntary termination without cause or for good reason(4)	1,353,000	9,221,548	4,125,000
	After a change of control and a termination for any reason(5)	1,353,000	25,837,394	—
	Voluntary termination after age 55 with at least 10 years of service	1,353,000	9,221,548	—
	Death/Disability(6)(7)	1,353,000	9,221,548	—
Mark J. Murphy	Voluntary termination	423,200	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause or for good reason(4)	423,200	—	2,055,000
	After a change of control and a termination without cause, for good reason or due to a death or disability(5)	423,200	4,882,838	—
	Voluntary termination after age 55 with at least 10 years of service	423,200	—	—
	Death/Disability(6)(7)	423,200	—	—
Majdi B. Abulaban	Voluntary termination	431,047	2,782,967	—
	Termination for cause	—	—	—
	Involuntary termination without cause or for good reason(4)	431,047	2,782,967	1,748,250
	After a change of control and a termination without cause, for good reason or due to a death or disability(5)	431,047	12,679,810	—
	Voluntary termination after age 55 with at least 10 years of service	431,047	2,782,967	—
	Death/Disability(6)(7)	431,047	2,782,967	—
Liam Butterworth	Voluntary termination	464,860	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause or for good reason(4)	464,860	—	1,531,031
	After a change of control and a termination without cause, for good reason or due to a death or disability(5)	464,860	6,542,056	—
	Voluntary termination after age 55 with at least 10 years of service	464,860	—	—
	Death/Disability(6)(7)	464,860	—	—
Jugal K. Vijayvargiya	Voluntary termination	153,510	2,513,439	—
	Termination for cause	—	—	—
	Involuntary termination without cause or for good reason(4)	153,510	2,513,439	1,285,500
	After a change of control and a termination without cause, for good reason or due to a death or disability(5)	153,510	9,348,178	—
	Voluntary termination after age 55 with at least 10 years of service	153,510	2,513,439	—
	Death/Disability(6)(7)	153,510	2,513,439	—
Rodney O’Neal	Voluntary termination	—	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause or for good reason(4)	—	—	—
	After a change of control and a termination for any reason(5)	234,000	34,065,501	—
	Voluntary termination after age 55 with at least 10 years of service	—	—	—
	Death/Disability(6)(7)	234,000	34,065,501	—

(1)	In all scenarios except a voluntary termination, the NEO would receive a prorated annual incentive award. If the NEO voluntarily terminates employment, he must have worked on the last business day of the year in order to receive his annual incentive award; if not, the award is forfeited in its entirety. For each NEO, annual incentive award payments are subject to individual performance assessment and will be paid at the conclusion of the performance period.
(2)	The value shown is based on the market value of the award using a per-share price of $85.73, the closing price of our stock on December 31, 2015.
(3)	Messrs. Clark, Murphy, Abulaban, Butterworth and Vijayvargiya are eligible to receive severance payments. The severance payment to each NEO is equal to 18 months of base salary, plus 1.5 times the value of the annual incentive plan target award.
(4)	Upon a qualifying termination following a change in control, the outstanding equity awards would be delivered. For involuntary termination without Cause, receipt of benefits under the SERP or a severance payment is dependent on the plan applicable to each NEO. Mr. Clark’s offer letter provided the terms of any severance he would receive upon an involuntary termination. Messrs. Clark, Murphy and Butterworth are ineligible for the SERP. For Mr. O’Neal, who elected to receive benefits through the SERP, the payment value is the same as those that are included in the “Pension Benefits” section.

DELPHI AUTOMOTIVE PLC    39

2016 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

(5)	In the event of a qualifying termination within two years after a change in control the NEOs’ awards will vest as described under “Long-Term Incentive Plan”. Also as described under “Long-Term Incentive Plan”, if at the time of a change in control the NEOs do not receive replacement awards, their awards will vest upon the change in control regardless of whether their employment is terminated.
(6)	In the event of death, an eligible NEO’s spouse would receive immediate payment through the SERP. Amounts are derived from the amounts shown in the “Pension Benefits” section. In addition, any outstanding balance under the SRESP will be paid within 60 days of the NEO’s death to his beneficiary or estate.
(7)	In the event of termination from Delphi due to disability, Messrs. Abulaban and Vijayvargiya would receive the same benefit as a voluntary departure after attaining age 55 and with at least 10 years of service.

In the case of Mr. O’Neal, who retired as of March 1, 2015, in addition to the specific payments and benefits described above, he receives any benefits due under the terms of the SERP, described in further detail in the “Pension Benefits” section, as well as under the SRESP, described in further detail in connection with the “Non-Qualified Deferred Compensation” section. As required by Section 409A of the Internal Revenue Code, all NEOs who have elected to partic-

ipate in the SRESP must wait six months to receive a payment under the plan by reason of termination of employment. Payments for departure on December 31, 2015 would be made within 60 days after July 1, 2016. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

40    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee currently consists of Messrs. Zimmerman (Chairman), Cantie, Cowger, Mahoney, Sidlik and Wiedemann. All of the members of the Audit Committee are independent directors under the New York Stock Exchange listing standards and the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Messrs. Zimmerman, Cantie and Mahoney qualify as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available on Delphi’s website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

The Audit Committee selects, evaluates and, where deemed appropriate, replaces Delphi’s independent registered public accounting firm. As part of the evaluation of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, the independent registered public accounting firm’s global capabilities and independent registered public accounting firm’s technical expertise and knowledge of the Company’s global operations and industry. In connection with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except as otherwise prohibited under applicable law.

Management is responsible for Delphi’s internal controls and the financial reporting process. Delphi’s independent registered public accounting firm is responsible for performing an audit of Delphi’s consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed Delphi’s audited financial statements for the fiscal year ended December 31, 2015 and has met and held discussions with management and Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm. Management represented to the Audit Committee that Delphi’s consolidated financial statements for fiscal year 2015 were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions between the Audit Committee and EY included the matters required to be discussed by Rules on Auditing Standard No. 16, Communications with Audit Committees, and Related and Transitional Amendments to PCAOB Standards.

The Audit Committee received the written disclosures and letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning its independence, and the Audit Committee discussed with EY the accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and EY and the Audit Committee’s review of the representation of management and the report of EY to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Delphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC.

The Audit Committee also considered whether non-audit services provided by EY during 2015 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Lawrence A. Zimmerman, Chairman

Joseph S. Cantie

Gary L. Cowger

Sean O. Mahoney

Thomas W. Sidlik

Bernd Wiedemann

DELPHI AUTOMOTIVE PLC    41

2016 NOTICE OF MEETING AND PROXY STATEMENT

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM’S FEES

The Audit Committee has a policy concerning the approval of audit and non-audit services to be provided by Delphi’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all permitted non-audit engagements, except as otherwise prohibited pursuant to the Securities Exchange Act of 1934, as amended. The Chairman of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

During 2015 and 2014, EY provided various audit, audit-related, tax and other services to Delphi. The Audit Committee pre-approved all audit services, audit-related, tax and other services provided by EY in 2015 and 2014. The following table presents fees for professional services charged by EY by type and amount for 2015 and 2014:

($ in thousands)	2015	2014
Audit fees(1)	$12,600	$12,900
Audit-related fees(2)	2,000	3,600
Total audit and audit related fees	14,600	16,500
Tax fees(3)	3,900	4,000
All other fees(4)	100	100
Total fees	$18,600	$20,600

(1)	Audit Fees — Audit fees billed or to be billed are related to EY’s audit of our annual financial statements, including the audit of internal control over financial reporting, timely interim reviews of the quarterly financial statements, statutory or other required audits, audit services performed in connection with registration statements and issuance of comfort letters and consents.
(2)	Audit-Related Fees — Audit-related services consisted primarily of employee benefit plan audits, audit services not required by statute or regulation, agreed-upon procedures required to comply with financial accounting or regulatory reporting matters, due diligence in connection with acquisitions and divestitures, information systems audits and other attest services.
(3)	Tax Fees — Tax fees primarily represent fees for tax planning services and tax-related compliance.
(4)	All Other Fees — All other fees relate to advisory services at certain international locations.

42    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

APPOINTMENT OF AND PAYMENT TO AUDITORS

(Resolution 14)

The Audit Committee of our Board has appointed EY as our auditors. Shareholders are requested to reappoint EY as the Company’s auditors for the period ending with the Annual Meeting of the Company to be held in 2017. Shareholders are also requested to authorize the directors to determine the fees to be paid to the auditors. Shareholders are also requested to ratify the appointment of EY as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the fiscal year ending December 31, 2016.

A representative of EY will be present at the Annual Meeting with the opportunity to make a statement if the firm desires and to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the re-appointment of Ernst & Young LLP as our auditors, to ratify their appointment as our independent registered public accounting firm and to authorize the directors to determine the fees to be paid to the auditors.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Resolution 15)

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing shareholders with the opportunity to cast an advisory, non-binding vote on the compensation of our named executive officers as disclosed in this Proxy Statement.

Our executive compensation programs are designed to align executive and shareholder interests by reinforcing the long-term growth, value creation and sustainability of Delphi and to ensure that the majority of compensation opportunities are a result of pay-for-performance.

The Company is presenting Resolution 15, which gives shareholders the opportunity to approve or not approve our compensation program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, the Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the Company’s compensation programs.

“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement accompanying this notice pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.”

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, on an advisory, non-binding basis.

DELPHI AUTOMOTIVE PLC    43

2016 NOTICE OF MEETING AND PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth in the table below is information about the number of shares held by persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) we know to be the beneficial owners of more than five percent (5%) of Delphi ordinary shares (based on 278,208,470 ordinary shares outstanding at December 31, 2015), based on information furnished by the identified persons to the SEC:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	20,419,987	7.3%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	19,332,952	6.9%

(1)	Represents shares beneficially owned by BlackRock, Inc. and/or certain other non-reporting entities. This information is based on a Schedule 13G filed with the SEC on February 9, 2016.
(2)	Represents shares beneficially owned by The Vanguard Group, Inc. This information is based on a Schedule 13G/A filed with the SEC on February 11, 2016.

44    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of February 29, 2016 concerning beneficial ownership of Delphi ordinary shares by each director, nominee and each of the executive officers named in the Summary Compensation Table.

The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days of February 29, 2016.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Kevin P. Clark(1)	250,257	*
Mark J. Murphy(1)	5,055	*
Majdi B. Abulaban(1)	40,733	*
Liam Butterworth(1)	2,604	*
Jugal K. Vijayvargiya(1)	45,238	*
Joseph S. Cantie(2)	2,815	*
Gary L. Cowger(2)	53,812	*
Nicholas M. Donofrio(2)	115,924	*
Mark P. Frissora(2)	7,812	*
Rajiv L. Gupta(2)	18,384	*
J. Randall MacDonald(2)	57,463	*
Sean O. Mahoney(2)	11,408	*
Timothy M. Manganello(2)	33,544	*
Bethany J. Mayer(2)	1,073	*
Thomas W. Sidlik(2)	15,291	*
Bernd Wiedemann(2)	21,323	*
Lawrence A. Zimmerman(2)	11,629	*
Officers and directors as a group (22 persons)	988,809	*

*	Less than 1%.
(1)	Each of our executive officers employed by Delphi at the time of grant, including named executive officers, received RSUs in 2014, 2015 and 2016 that represent a right to receive one ordinary share pursuant to the Long-Term Incentive Plan. These unvested RSUs are not included in the table above because such shares are not issuable within 60 days.
(2)	Each of the non-employee directors received RSUs as set forth below that represent a right to receive one ordinary share pursuant to the Long-Term Incentive Plan. These RSUs vest in full on April 27, 2016 and are included in the “Security Ownership of Management” table. In addition, each RSU granted has a dividend equivalent attached to it, which will convert to shares upon the vesting of the underlying RSU on April 27, 2016. Such dividend equivalents are not included in the table.

Name of Beneficial Owner	Number of RSUs
Joseph S. Cantie	2,815
Gary L. Cowger	1,804
Nicholas M. Donofrio	1,876
Mark P. Frissora	1,804
Rajiv L. Gupta	3,607
J. Randall MacDonald	1,948
Sean O. Mahoney	1,804
Timothy M. Manganello	1,804
Bethany J. Mayer	1,073
Thomas W. Sidlik	1,804
Bernd Wiedemann	1,804
Lawrence A. Zimmerman	2,092

DELPHI AUTOMOTIVE PLC    45

2016 NOTICE OF MEETING AND PROXY STATEMENT

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a written Related Party Transaction Policy. Pursuant to this policy, the Company’s executive officers, directors and nominees for directors must promptly disclose any actual or potential material conflict of interest to our General Counsel, who will then assess and communicate the information to the Nominating and Governance Committee for evaluation and appropriate resolution. The Nominating and Governance Committee will generally not approve or ratify a related party transaction unless it has determined that, upon consideration of all relevant information, the related party transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. If we become aware of an existing related party transaction that has not been pre-approved under our Related Party Transaction Policy, the transaction will be referred to the Nominating and Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction.

No reportable related party transactions were identified during 2015.

46    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

OTHER INFORMATION

Presentation of Accounts

Under Jersey law, the directors are required to present the accounts of the Company and the reports of the auditors before shareholders at a general meeting. Therefore, the accounts of the Company for the fiscal year ended December 31, 2015 will be presented to the shareholders at the Annual Meeting.

Other Business

Management does not know of any other matters to be brought before the Annual Meeting, except those set forth in the notice. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Shareholder Proposals for the 2017 Annual Meeting

To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with the SEC’s rules must be received by our Corporate Secretary no later than the close of business on November 11, 2016, 120 days before the one-year anniversary of the mailing date.

If you wish to bring a matter before a general meeting outside the process described above, you may do so by following the procedures set forth in the Company’s Memorandum and Articles of Association and the Companies (Jersey) Law 1991, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require our directors, executive officers and holders of more than ten percent (10%) of our common stock to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by our directors and executive officers, and written representations of our directors and executive officers, we believe there were no late filings for transactions occurring during 2015, except for the late filing by Mark P. Frissora with respect to a gift of ordinary shares.

Householding

Only one copy of each of our Annual Report to Shareholders and this Proxy Statement have been sent to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any shareholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at Delphi Automotive PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098, or call (248) 813-2000. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Record Date

Shareholders owning Delphi ordinary shares at the close of business on February 26, 2016 (the record date) may vote at the 2016 Annual Meeting. On that date, 276,172,486 ordinary shares were outstanding. Each Ordinary Share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Voting prior to the Annual Meeting

If you are a shareholder of record, you may vote by proxy in any of the following ways:

By Internet or Telephone - If you have Internet or telephone access, you may authorize the submission of a proxy on your behalf by following the voting instructions in the materials you receive. If you vote by Internet or telephone, you should not return your proxy card.

By Mail - You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.

DELPHI AUTOMOTIVE PLC    47

2016 NOTICE OF MEETING AND PROXY STATEMENT

Other Information (continued)

If you vote over the Internet or by telephone, your vote must be received by 1:00 a.m., Central Time, on April 26, 2016.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” The street name holder will provide you with instructions that you must follow in order to have your shares voted.

Changing Your Vote before the Annual Meeting

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Corporate Secretary of the Company, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098;
•	Timely delivery of a valid, later-dated proxy or later-dated vote by Internet or telephone; or
•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

Voting at the Annual Meeting

If you are a shareholder of record, you may also vote in person at the Annual Meeting or you may be represented by another person at the Annual Meeting by executing a proxy designating that person.

If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the street name holder.

Quorum for the Annual Meeting

A quorum will consist of one or more shareholders present in person or by proxy who hold or represent shares of not less than a majority of the total voting rights of all of the shareholders entitled to vote at the Annual Meeting.

Voting Tabulation

To be approved, Resolutions 1 to 14 require a simple majority of the votes cast at the Annual Meeting in favor of each Resolution, assuming a quorum has been met. If a director does not receive a majority of the votes cast for his or her election, then that director will not be elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. A simple majority of the votes cast is also required for Resolution 15 to be considered approved, assuming a quorum has been met; however, the vote is advisory and is not binding on our Board or the Company. Abstentions are not counted as votes cast.

Broker Non-Votes

A broker non-vote occurs when the broker that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers will not have discretionary authority to vote on any matter other than Resolution 14, which is considered to be “routine” for these purposes. It is important that you cast your vote for your shares to be represented on all matters.

Attending the Annual Meeting

If you plan to attend the Annual Meeting, you must present proof that you own Delphi shares to be admitted.

Record Shareholders. If you are a record shareholder (a person who owns shares registered directly in his or her name with Computershare, Delphi’s transfer agent) and plan to attend the Annual Meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

Owners of Shares Held in Street Name. Beneficial owners of Delphi ordinary shares held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the Annual Meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

Accessing Proxy Materials on the Internet

This Proxy Statement and our 2015 Annual Report on Form 10-K are available at delphi.com.

If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and is beneficial for the environment. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

48    DELPHI AUTOMOTIVE PLC

2016 NOTICE OF MEETING AND PROXY STATEMENT

Other Information (continued)

Notice and Access

The SEC permits companies to furnish proxy materials to shareholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. Shareholders have the ability to access, view and print the proxy materials on a website referred to in the Notice and request a printed set of proxy materials.

Proxy Solicitation

We will pay the cost for soliciting proxies for the Annual Meeting. Delphi will distribute proxy materials and follow-up reminders by mail and electronic means. We have engaged Morrow & Co., LLC (“Morrow”) at 470 West Avenue, Stamford, CT 06902 to assist with the solicitation of proxies. We will pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of up to $12,000, depending on the level of services actually provided. Certain Delphi employees, officers and directors may also solicit proxies by mail, telephone or personal visits. They will not receive any additional compensation for their services.

We will reimburse brokers, banks and other nominees for their expenses in forwarding proxy materials to beneficial owners.

Corporate Governance Information

The following documents are available on our website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance”:

•	Memorandum and Articles of Association;
•	Corporate Governance Guidelines; and
•	Board Committee Charters.

The Code of Ethical Business Conduct is available on Delphi’s website at delphi.com by clicking on the tab “Responsibility” and then the heading “Code of Ethics.”

Voting Results for the Annual Meeting

The voting results will be published in a current report on Form 8-K, which will be filed with the SEC no later than four business days after the Annual Meeting. The voting results will also be published on our website at delphi.com.

Requests for Copies of Annual Report

Delphi will furnish to shareholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, upon receipt of a written request addressed to our Corporate Secretary at DELPHI AUTOMOTIVE PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 28, 2016

The SEC has adopted rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. Our Proxy Materials and Annual Report are available at http://www.edocumentview.com/DLPH

DELPHI AUTOMOTIVE PLC    49

2016 NOTICE OF MEETING AND PROXY STATEMENT

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

The tables below present a reconciliation of each non-GAAP financial measure to GAAP:

Adjusted Net Income and Adjusted Net Income per share:

	Year Ended December 31,
(in millions, except per share amounts)	2015	2014	2013
Net income attributable to Delphi	$1,450	$1,351	$1,212
Income from discontinued operations attributable to Delphi, net of tax	(262)	(42)	(42)
Income from continuing operations attributable to Delphi	1,188	1,309	1,170
Adjusting items:
Restructuring	177	140	137
Transaction and related costs associated with acquisitions	43	6	0
Other acquisition and portfolio project costs	47	20	15
Asset impairments	16	7	0
Debt extinguishment costs	58	34	39
(Gain) loss on business divestitures, net	8	0	0
Contingent consideration liability fair value adjustment	(7)	0	0
Tax impact of adjusting items(a)	(35)	(24)	(39)
Adjusted net income attributable to Delphi	1,495	1,492	1,322
Weighted average number of diluted shares outstanding	286.64	301.89	311.80
Diluted net income per share from continuing operations attributable to Delphi	4.14	4.34	3.75
Adjusted net income per share	5.22	4.94	4.24

(a)	Represents the income tax impacts of the adjustments made for restructuring and other special items by calculating the income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, as well as the elimination of the net impact of deferred tax asset valuation allowance changes in estimates of $12 million on deferred tax assets in Brazil during the year ended December 31, 2015, and of $18 million on deferred tax assets in Germany during the year ended December 31, 2014.

DELPHI AUTOMOTIVE PLC    A-1

2016 NOTICE OF MEETING AND PROXY STATEMENT

Appendix A (continued)

Cash Flow Before Financing:

	Year Ended December 31,
(in millions)	2015	2014	2013
Cash flows from operating activities:
Income from continuing operations	$1,261	$1,380	$1,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	540	540	499
Working capital	(51)	82	(2)
Pension contributions	(91)	(110)	(109)
Other, net	8	153	27
Net cash provided by operating activities from continuing operations	1,667	2,045	1,656
Cash flows from investing activities:
Capital expenditures	(704)	(779)	(605)
Net proceeds from divestiture of discontinued operations	730	0	0
Cost of business acquisitions, net of cash acquired	(1,654)	(345)	2
Other, net	(2)	12	26
Net cash used in investing activities from continuing operations	(1,630)	(1,112)	(577)
Adjustment for the cost of business acquisitions, net of cash acquired	1,654	345	0
Adjustment for net proceeds from divestiture of discontinued operations	(730)	0	0
Cash flow before financing	961	1,278	1,079

A-2    DELPHI AUTOMOTIVE PLC

001CSN1F0C

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2016.
Vote by Internet
• Go to www.envisionreports.com/dlph
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all director nominees and FOR Proposals 14 and 15.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Joseph S. Cantie	☐	☐	☐	02 - Kevin P. Clark	☐	☐	☐	03 - Gary L. Cowger	☐	☐	☐

	04 - Nicholas M. Donofrio	☐	☐	☐	05 - Mark P. Frissora	☐	☐	☐	06 - Rajiv L. Gupta	☐	☐	☐

	07 - J. Randall MacDonald	☐	☐	☐	08 - Sean O. Mahoney	☐	☐	☐	09 - Timothy M. Manganello	☐	☐	☐

	10 - Bethany J. Mayer	☐	☐	☐	11 - Thomas W. Sidlik	☐	☐	☐	12 - Bernd Wiedemann	☐	☐	☐

	13 - Lawrence A. Zimmerman	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

14.	Proposal to re-appoint auditors, ratify independent public accounting firm and authorize the directors to determine the fees paid to the auditors.	☐	☐	☐	15.	Say-on-Pay - To approve, by advisory vote, executive compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                        0299EB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Delphi Automotive PLC

Proxy Solicited by Board of Directors for the Annual Meeting of Shareholders – April 28, 2016

David M. Sherbin, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Delphi Automotive PLC to be held on April 28, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 14 and 15.

(Items to be voted appear on reverse side.)